Exhibit 10.43

EXECUTION VERSION

Certain information contained in this document, marked by brackets [***], has been omitted pursuant to Regulation S-K, Item 601(b)(10) because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”), is made effective as of January 13, 2022 (the “Effective Date”) by and between Life Technologies Corporation, a Delaware corporation having a place of business at 5823 Newton Drive, Carlsbad, California 92008 (“LTC”); and Oncocyte Corporation, a California corporation having a place of business at 15 Cushing, Irvine, California 92618 (“Oncocyte”). Hereinafter, each of LTC and Oncocyte are referred to as a “Party” and collectively as the “Parties.”

BACKGROUND

LTC is engaged in business that includes the development, production and sale of in vitro diagnostic products and has existing technology that enables the sequencing of hundreds of genes simultaneously from tumor samples with high reproducibility and rapid turnaround times.

Oncocyte is engaged in business that includes the development and commercialization of diagnostic assay services and products to provide clear insights to physicians and their patients that inform critical decisions in the diagnosis, treatment, and monitoring of cancer.

Oncocyte and LTC wish to partner in the development and collaborate in the commercialization of Collaboration LTC Products (as defined below) and Collaboration Determa Products (as defined below), including Oncocyte’s validation of LTC’s OCA Plus assay and Oncocyte’s Determa IO assay and for use with the NGS Instrument in order to obtain IVD regulatory approval.

Now, therefore, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms not defined in the text are defined below and have the meanings set forth therein whether used in singular or plural forms.

1.1 “AAA” has the meaning set forth in Section 15.4(a) ([***]).

1.2 “Activities” means the activities to be undertaken pursuant to the LTC Product Development Plan or LTC Product Commercialization Plan, as applicable, and, the Determa Product Development Plan and the Determa Product Commercialization Plan, as applicable, under this Agreement, on the terms contained herein.

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1.3 “Affiliate” means any corporation or other business entity that is controlled by, controlling, or under common control with the affected Party or Third Party, wherein control means direct or indirect ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock entitled to vote in the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or the power to direct or cause the direction of the management and policies of such corporation or other business entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. For clarity, a corporation or other business entity is only considered an Affiliate for as long as such control exists.

1.4 “Agreement” has the meaning set forth in the preamble.

1.5 “AmpliSeq” means LTC’s AmpliSeq™ chemistry.

1.6 “AmpliSeq Terms” has the meaning set forth in Section 4.7 (AmpliSeq™ Terms and Conditions).

1.7 “Applicable Law” means all applicable laws, statutes, rules, regulations, court orders or injunctions having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.8 “Arising IP” means any Intellectual Property Rights invented or developed in the course of the performance of Activities under this Agreement, either solely by or on behalf of a Party or jointly by the Parties, and includes all Collaboration Data, LTC Product Arising IP, Oncocyte Product Arising IP and Other Arising IP; provided, however, that Arising IP does not include any Intellectual Property Rights arising from LTC’s research and development activities for RUO-labeled OCA Plus Assay and related components as provided in Section 4.5 (LTC Early Development).

1.9 “Background IP” means all Intellectual Property Rights other than Arising IP that are necessary for purposes of carrying out this Agreement and that are Controlled by a Party on or after the Effective Date. For clarity, to the extent a Party obtains Control of Relevant Third Party IP after the Effective Date, such rights will be included in such Party’s Background IP.

1.10 “Biomarker” means a measurable substance in an organism whose presence is indicative of some phenomenon such as disease, infection, or environmental exposure.

1.11 “[***]” means a Regulatory Submission to a Regulatory Authority that claims the Collaboration LTC Product may be used [***]

1.12 “CCPA” has the meaning set forth in Section 1.25 (De-identified).

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1.13 “Change of Control” means (a) the consummation of a reorganization, merger or consolidation of Oncocyte with one or more other persons, other than a transaction immediately following which more than 50% of the stock or other equity of the entity resulting from such transaction are beneficially owned (in each case within this definition, within the meaning of Rule 13d-3 promulgated under the Exchange Act) by persons who, immediately prior to such transaction, beneficially owned more than 50% of the outstanding equity ownership interests in Oncocyte; (b) the acquisition of all or substantially all of the assets of Oncocyte or the acquisition of beneficial ownership of more than 50% of the outstanding securities of Oncocyte entitled to vote generally in the election of directors by any person or by any persons acting in concert other than a transaction described in clause (a) above; (c) a complete liquidation or dissolution of Oncocyte, in each case, whether accomplished in a single transaction or series of related transactions; or (d) the acquisition or merger of Oncocyte by or with a publicly traded special purpose acquisition company (“SPAC”) in which the shareholders of Oncocyte receive shares of the SPAC as consideration; provided, however, that in no event will a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of Oncocyte or a subsidiary of Oncocyte, by Oncocyte or any subsidiary of Oncocyte, or by any employee benefit plan maintained by any of them; and provided further that a sale of securities by Oncocyte for capital raising purposes that does not satisfy clause (b) above will not be a Change of Control. Notwithstanding the foregoing, [***] For purposes of this definition, the term “person” will have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

1.14 “Claim” means any claim, demand, lawsuit or legal action brought against a Party.

1.15 “Collaboration Data” means any results, information, data, presentations, summaries, and analyses that are generated during the Activities or result from the performance of the Activities, whether developed by a Party’s or its Affiliates’ or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such data to a Party or any Affiliate of a Party; provided that “Collaboration Data” will not include any LTC Product Arising IP, Oncocyte Product Arising IP, any results, information, data, presentations, summaries, and analyses developed by Oncocyte which may be provided to LTC during the Term or, for the avoidance of doubt, any Intellectual Property Rights arising from LTC’s research and development activities under Section 4.5 (LTC Early Development).

1.16 “Collaboration Determa Products” means the Determa Assay product running on the NGS Instrument that (a) utilizes a proprietary set of AmpliSeqTM primers developed by LTC for amplifying the set of Biomarkers that are included in the panel from FFPE tissue samples or blood samples designed to be run on the NGS Instrument, and (b) has been developed and validated for RUO or IVD guidance of therapy selection claims pursuant to this Agreement.

1.17 “Collaboration LTC Product” means the OCA Plus product running on the NGS Instrument that (a) utilizes a proprietary set of AmpliSeqTM primers developed by LTC for amplifying the set of Biomarkers that are included in the panel from FFPE tissue samples designed to be run on the NGS Instrument, and (b) has been developed and validated for use in the Field pursuant to this Agreement.

1.18 “Combination Product” means (a) with respect to a Kitted LTC Product, an LTC product that is (i) sold in the form of a combination that contains or comprises a Kitted LTC Product together with one or more other products (other than an IVD-labeled Collaboration LTC Product, Library Preparation Reagent, Sample Preparation Reagent, or Core Consumable) (such other product, an “Other LTC Product”), and (ii) sold for a single invoice price, or (b) with respect to a Collaboration Determa Product or Kitted Determa Product, an Oncocyte product (in the Territory) or LTC product (outside the Territory) that is (i) sold in the form of a combination that contains or comprises a Collaboration Determa Product or Kitted Determa Product (as applicable) together with one or more other products (other than an RUO-labeled Collaboration Determa Product, an IVD-labeled Collaboration Determa Product, or Library Preparation Reagent) (such other product, an “Other Determa Product”), and (ii) sold for a single invoice price.

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1.19 “Commercialization Plans” means the LTC Product Commercialization Plan and the Determa Product Commercialization Plan.

1.20 “Commercially Reasonable Efforts” means, with respect to a Party, [***]

1.21 “Comprehensive Genomic Profiling Assay” means a tissue-based NGS assay that assesses both DNA and RNA, and that assesses at least 500 genes, microsatellite instability, and tumor mutational burden for the purpose of tumor profiling. OCA Plus is a Comprehensive Genomic Profiling Assay.

1.22 “Confidential Information” includes, but is not limited to, know-how, trade secrets, tools, methods, methodologies, processes, techniques, apparatus, designs, specifications, samples, technical descriptions, study proposals, study data, computer source code, customer lists, pricing information, product development plans, marketing plans, personnel information, financial information and business strategies, together with other information which a reasonable person would conclude is intended to remain confidential, due to its nature or the circumstances under which it is disclosed, and any other non-public information that the Disclosing Party designates as proprietary or confidential pursuant to the terms herein. Confidential Information also includes any reports, study data, notes, summaries, abstracts, or drafts of Confidential Information or oral presentations, reports, or discussions referring to, describing, elaborating upon, verifying or otherwise relating to the Disclosing Party’s Confidential Information that are created by the Receiving Party. For LTC, “Confidential Information” will also include any information relating to LTC’s nucleic acid sample preparation technology (including but not limited to LTC’s AmpliSeq™ technology and LTC’s library preparation or template preparation technologies), or LTC’s sequencing technologies, including but not limited to (1) LTC’s Ion Torrent™ technology, instruments, kits, chips, arrays, consumables, reagents (including primers, primer sequences and/or primer designs provided by LTC under this Agreement), protocols, primers, primer sequences, primer designs, and assay design methodologies, electronics, sensors, devices, platforms, workflows, software, and/or computer code; (2) design, configuration, composition, use, manufacturing, layout, or packaging of any of the foregoing; (3) extraction, manipulation, processing, analysis and/or storage of data related to any of the foregoing; and/or (4) business, research and/or development activities, products, and/or services related to any of the foregoing. Notwithstanding the foregoing, (a) Confidential Information does not include any item of information that: (i) is within the public domain prior to the time of the disclosure by the Disclosing Party or thereafter becomes within the public domain other than as a result of disclosure by the Receiving Party or any of its representatives in violation of this Agreement, (ii) was, on or before the date of disclosure, rightfully in the possession of the Receiving Party without burden of confidentiality (including, but not limited to any obligations of confidentiality under the Supply Agreement and any earlier supply agreement between the Parties), as evidenced by written records, however maintained, (iii) is acquired by the Receiving Party from a Third Party having the right to disclose without burden of confidentiality, or (iv) is hereafter independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, as evidenced by written records, however maintained, and (b) Collaboration Data will be deemed the Confidential Information of both of the Parties.

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1.23 “Control” or “Controlled” means, with respect to any Intellectual Property Rights or other assets, possession by Oncocyte or its respective Affiliates or LTC or the LTC Subsidiaries, as of the time of inquiry, of the right (whether by ownership, license or otherwise, other than pursuant to this Agreement) to grant to the other Party access, ownership, a license, sublicense, or other right to or under such Intellectual Property Rights or assets for the specific purposes provided for herein without any payment obligation to any Third Party or conflict with any other obligation or violating the terms of any agreement or other arrangement with any Third Party.

1.24 [***]

1.25 “De-identified” means the process by which (a) health information no longer identifies an individual and with respect to which there is no reasonable basis to believe that the information can be used to identify or re-identify an individual, as set forth in §164.514 of the Privacy Rule of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (b) Personal Data (as that term is defined in Article 4 of the General Data Protection Regulations (“GDPR”)) that is subject to GDPR requirements is anonymized or, where not possible, pseudonymized as defined under the GDPR, and (c) personal information is deidentified (as those terms are defined in the California Consumer Privacy Act (“CCPA”)).

1.26 “Determa Algorithm” means Oncocyte’s proprietary algorithm, including as set forth in international patent application number PCT/US2021/044240, that combines mRNA gene expression data and interprets the physiology of both the tumor and its surrounding micro-environment in order to predict the response to immuno-oncology therapies.

1.27 “Determa Assay” means Oncocyte’s Determa IO Assay that is a multivariate gene expression test performed on FFPE biopsy specimens, and which measures the presence of subtypes of infiltrating inflammatory cells, and the presence or absence of a differentiated stromal microenvironment. In combination with the Determa Algorithm, the Determa Assay is used to predict the response to immuno-oncology therapies.

1.28 “Determa Product Commercialization Plan” has the meaning set forth in Section 5.3(b) (Collaboration Determa Products).

1.29 “Determa Product Development Budget” has the meaning set forth in Section 4.1(b) (Determa Product Development Plan).

1.30 “Determa Product Development Plan” has the meaning set forth in Section 4.1(b) (Determa Product Development Plan).

1.31 “Determa Product Territory” means the United States.

1.32 “Development” means activities relating to the development, optimization, validation, or clinical testing of any product or service, including activities relating to obtaining or maintaining Regulatory Approval of such product or service. When used as a verb, “Develop” means to engage in Development.

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1.33 “Development Budgets” means the LTC Product Development Budget and the Determa Product Development Budget.

1.34 “Development Plans” means the LTC Product Development Plan and the Determa Product Development Plan.

1.35 “Disclosing Party” means the Party disclosing its Confidential Information to the Receiving Party.

1.36 “Effective Date” has the meaning set forth in the preamble.

1.37 “[***]” has the meaning set forth in Section 15.8(b) (Transfer Event).

1.38 “Executive Officers” has the meaning set forth in Section 2.3(b) (Actions or Decisions).

1.39 “FDA” means the United States Food and Drug Administration.

1.40 “Field” means (a) with respect to Collaboration LTC Products, distributed IVD assay kits for the tumor profiling of and guidance of therapy selection for solid tumor cancers in humans, including use as a companion diagnostic test specified in the label of a therapeutic product approved by the applicable Regulatory Authority and run on an NGS Instrument, and (b) with respect to Collaboration Determa Products, (i) distributed in IVD assay kits for guidance of therapy selection for solid tumor cancers in humans to predict the response to immune-oncology therapies, including use as a companion diagnostic test specified in the label of a therapeutic product approved by the applicable Regulatory Authority and run on an NGS Instrument, and (ii) distributed assay kits sold with an RUO label for use on an NGS Instrument solely in accordance with the Determa Product Commercialization Plan for the purpose of demonstrating the capabilities of the Collaboration Determa Products as a potential IVD assay for guidance of therapy selection for solid tumor cancers in humans to predict the response to immune-oncology therapies. For the avoidance of doubt, assays kits for assessing other than solid tissue samples, including hematologic malignancies such as leukemia, lymphoma, and multiple myeloma, are excluded from the Field.

1.41 “First Commercial Sale” means, (a) for a Kitted LTC Product (worldwide) or Kitted Determa Product (outside the Determa Product Territory) and a country, the first sale for end use or consumption to a Third Party of such product in such country by LTC or its Affiliate, or any distributor of LTC or its Affiliates, after receipt of Regulatory Approval in the Field for use of the Kitted LTC Product or Kitted Determa Product by the relevant Regulatory Authority in such country, and (b) for a Collaboration Determa Product in the Determa Product Territory, the first sale for end use or consumption to a Third Party of such Collaboration Determa Product in such country by Oncocyte or its Affiliate in the Determa Product Territory, or any distributor of such Party or its Affiliates, after receipt of Regulatory Approval in the Field for use of the Collaboration Determa Product by the relevant Regulatory Authority in the Determa Product Territory. First Commercial Sale excludes any transfers of a product to Third Parties for use in a clinical trial or other development activities or any expanded access program, compassionate sales or use program (including any named patient program or single patient program), or indigent program; provided that such transfers are provided at no profit to the transferring Party and its Affiliates.

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1.42 “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.43 “GDPR” has the meaning set forth in Section 1.25 (De-identified).

1.44 “HIPAA” has the meaning set forth in Section 1.25 (De-identified).

1.45 “[***]” means a Regulatory Submission to a Regulatory Authority that claims the Collaboration LTC Product may be used [***]

1.46 “Indemnified Party” means the Party seeking indemnification.

1.47 “Indemnifying Party” means Party from which an Indemnified Party seeks indemnification.

1.48 “Intellectual Property Rights” means rights in and to all (a) Patents, (b) copyrights, whether registered or unregistered, (c) Know How, and (d) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction relating to technology, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof, but excluding trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein.

1.49 “IUO” means investigational use only.

1.50 “IVD” means in vitro diagnostic for human genetic testing, involving the detection of specific alleles, mutations, genotypes, karyotypes or epigenetic changes that are associated with heritable traits, diseases or predispositions to disease for the individual or their descendants.

1.51 “Joint Committee” means each of the JSC, JDC, and any Joint Subcommittee.

1.52 “Joint Development Committee” or “JDC” means a joint committee formed by the Parties, as more particularly described in Section 2.2 (Joint Development Committee).

1.53 “Joint Other Arising IP” means (a) Other Arising IP invented or developed jointly by the Parties, and (b) Collaboration Data.

1.54 “Joint Steering Committee” or “JSC” means a joint committee formed by the Parties, as more particularly described in Section 2.1 (Joint Steering Committee).

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1.55 “Joint Subcommittee” has the meaning set forth in Section 2.1(c) (Subcommittees).

1.56 “Kitted Determa Product” means any SKU that includes the Collaboration Determa Product with either (a) an IVD label that has been granted pre-market notification or pre-market authorization by the FDA (or the equivalent foreign Regulatory Approval) based upon a Regulatory Submission that includes or incorporates by reference the Collaboration Data, or (b) an RUO label, in each case ((a) or (b)), whether alone or in combination with one or more of the following: [***] For the avoidance of doubt, a Kitted Determa Product will not include any assay other than the Collaboration Determa Product, and any Kitted Determa Product sold with an assay other than the Collaboration Determa Product for a single invoice price will be treated as a Combination Product, with the non-Collaboration Determa Product treated as an Other Product.

1.57 “Kitted LTC Product” means any SKU sold by LTC that includes the Collaboration LTC Product with an IVD label that has been granted pre-market notification by the FDA (or the equivalent foreign Regulatory Approval) based upon a Regulatory Submission that includes or incorporates by reference the Collaboration Data, whether alone or in combination with one or more of the following: [***] For the avoidance of doubt, a Kitted LTC Product will not include any assay other than the Collaboration LTC Product, and any Kitted LTC Product sold with an assay other than the Collaboration LTC Product for a single invoice price will be treated as a Combination Product, with the non-Collaboration LTC Product treated as an Other Product.

1.58 “Know How” means any information and materials, including discoveries, inventions, improvements, processes, techniques, machines, manufactures, technical developments, methods, analysis, results, tools, models, systems, assays, designs, protocols, formulas, compositions, genetic constructs, sequences, data, databases, algorithms, software, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent.

1.59 [***]

1.60 “Loss” means any liability, damage, cost, and expense of every kind and description, including penalties and reasonable attorney fees, other than consequential or speculative damages incurred by a Party based on lost sales of any product.

1.61 “LTC” has the meaning set forth in the preamble.

1.62 “LTC Indemnified Parties” means LTC and its Affiliates, and its and their respective officers, directors, employees, agents and representatives.

1.63 “LTC Materials” means the Materials owned or Controlled by LTC and provided by LTC to Oncocyte under this Agreement.

1.64 “LTC Product Arising IP” means Arising IP that (a) [***] or (b) [***]

1.65 “LTC Product Commercialization Plan” has the meaning set forth in Section 5.3(a) (Collaboration LTC Products).

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1.66 “LTC Product Development Budget” has the meaning set forth in Section 4.1(a) (LTC Product Development Plan).

1.67 “LTC Product Development Milestones” means development milestones and associated timelines set forth in the LTC Product Development Plan.

1.68 “LTC Product Development Plan” means the written plan for conducting activities with respect to the Collaboration LTC Product for use in the Field in the Territory as further described in Section 4.1(a) (LTC Product Development Plan).

1.69 “LTC Product Territory” means the United States, Canada, United Kingdom, European Union, Switzerland, Australia, and New Zealand.

1.70 “LTC Subsidiaries” means LTC Affiliates that are under the direct or indirect control of LTC.

1.71 “Manufacturer of Record” means the entity that is responsible for a product’s design, manufacture, packaging, labeling, distribution, and regulatory compliance (both pre-market and post-market compliance) regardless of whether these operations are carried out by the entity or on its behalf by another Person.

1.72 “Materials” means any specimens, samples or such other biological materials, including human tissue, blood, pre-extracted materials from human samples, cell lines, plasmids, controls, and other contrived samples, that are (i) furnished by one Party to the other Party under this Agreement, or (ii) procured through Third Party vendors under this Agreement.

1.73 “Net Sales” means gross receipts from the sale by LTC or its Affiliates of Kitted LTC Products (worldwide), or Kitted Determa Products (outside the Territory), or by Oncocyte or its Affiliates of Collaboration Determa Products (inside the Territory) (as applicable) to Third Parties in the Field, less deductions for:

(a) [***]

(b) [***]

(c) [***]

(d) [***] and

(e) [***]

Transfer by LTC of Kitted LTC Products (worldwide) or Kitted Determa Products (outside the Territory) or by Oncocyte of Collaboration Determa Products (in the Territory) (as applicable) to its Affiliate(s) for subsequent resale will not constitute sale to Third Parties. Only those revenues from sale of such Kitted LTC Products, Kitted Determa Products or Collaboration Determa Products (as applicable) to non-affiliated Third Parties, including but not limited to distributors, will be included in the determination of Net Sales.

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In the case of any Combination Product sold in a given country:

(i) Net Sales for the purpose of determining the Revenue Share Payment of such Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Kitted LTC Product, Kitted Determa Products or Collaboration Determa Product (as applicable) if sold separately in the same country, and B is the total invoice price of the Other Products in the Combination Product if sold separately in such country.

(ii) If the Kitted LTC Product, Kitted Determa Product, or Collaboration Determa Product (as applicable) is sold separately in such country, but the Other Products in the Combination Product are not sold separately in such country, then Net Sales for the purpose of determining the Revenue Share Payment of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Kitted LTC Product, Kitted Determa Product or Collaboration Determa Product (as applicable) if sold separately in such country, and C is the invoice price of the Combination Product in such country.

(iii) If the Kitted LTC Product, Kitted Determa Product, or Collaboration Determa Product (as applicable) in the Combination Product is not sold separately in such country, but the Other Products included in the Combination Product are sold separately in such country, then Net Sales for the purpose of determining the Revenue Share Payment of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction 1-(B/C), where B is the invoice price of the Other Products included in such Combination Product if sold separately in such country, and C is the invoice price of the Combination Product in such country.

(iv) If neither the Kitted LTC Product, Kitted Determa Product, or Collaboration Determa Product (as applicable) nor the Other Products are sold separately in such country, then Net Sales will be calculated by mutual agreement of the Parties in good faith based on the relative economic value contributions of the Kitted LTC Product, Kitted Determa Product, or Collaboration Determa Product (as applicable) and each of the Other Products included in such Combination Product when sold in such country.

The gross receipts for the sale of a Kitted LTC Product or Kitted Determa Product (as applicable) will not include amounts received for the sale of any NGS Instrument sold in the same transaction. In the event that the Kitted LTC Product or Kitted Determa Product (as applicable) is sold in a bundle with an NGS Instrument for a single price, then LTC’s list price for such NGS Instrument in the country of sale will be deducted from its gross receipts for such sale in the calculation of Net Sales.

There will be no imputed Net Sales from free samples, free goods, or other marketing programs whereby assays are provided free of charge. In addition, Net Sales will not accrue for sales for use in a clinical trial or other development activities or any expanded access program, compassionate sales or use program (including named patient program or single patient program), or indigent program; provided that such transfers are provided at no profit to the selling Party and its Affiliates.

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1.74 “[***] ROFN Notice” has the meaning set forth in Section 3.8 ([***] Right of First Negotiation).

1.75 “[***] ROFN Exercise Notice” has the meaning set forth in Section 3.8 ([***] Right of First Negotiation).

1.76 “NGS” means next generation sequencing.

1.77 “NGS Consumable” means LTC’s or its Affiliates’ buffers, primers, probes, preamplification materials, and other reagents or consumables that are necessary for the NGS Workflow and any improvements or updates thereto.

1.78 “NGS Instrument” means LTC’s Ion TorrentTM GenexusTM Integrated Sequencer or LTC’s Ion TorrentTM GenexusTM Integrated Sequencer together with LTC’s Ion TorrentTM GenexusTM Purification System, as applicable.

1.79 “NGS Product” means, collectively, NGS Consumables, NGS Instruments and NGS Software.

1.80 “NGS Software” means LTC’s or its Affiliates’ software specific to the NGS Instrument that is needed to interpret data generated from an NGS Instrument that runs an OCA Plus assay and any improvements or updates thereto.

1.81 “NGS Workflow” means a workflow comprised of an NGS Instrument and, at a minimum, a Collaboration Determa Product or Collaboration LTC Product (as applicable), and which may also include NGS Software and NGS Consumables.

1.82 “OEM” means original equipment manufacturer.

1.83 “Oncocyte Indemnified Party” means Oncocyte and its Affiliates and its and their respective officers, directors, employees, agents and representatives.

1.84 “Oncocyte Materials” means the Materials owned or Controlled by Oncocyte and provided by Oncocyte to LTC under this Agreement.

1.85 “Oncocyte Product Arising IP” means Arising IP that relates [***]; provided, however, [***]

1.86 “Oncomine Comprehensive Assay Plus” or “OCA Plus” means LTC’s NGS-based assay utilizing a proprietary set of primers developed by LTC for amplifying the set of Biomarkers that are included in the panel from FFPE tissue samples designed to be run on the NGS Instrument.

1.87 “Other Arising IP” means Arising IP that is neither LTC Product Arising IP nor Oncocyte Product Arising IP.

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1.88 “Other Determa Product” has the meaning set forth in Section 1.18 (Combination Product).

1.89 “Other LTC Product” has the meaning set forth in Section 1.18 (Combination Product).

1.90 “Other Product” means an Other Determa Product or an Other LTC Product (as applicable).

1.91 “Party” or “Parties” has the meaning set forth in the preamble.

1.92 “Patents” means: (a) design and utility patents and patent applications in any country or jurisdiction, (b) all priority applications (including provisional and non-provisional applications), divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications; together with all registrations, reissues, renewals, reexaminations, confirmations, supplementary protection certificates and extensions, and applications therefore, of any of (a), (b) or (c).

1.93 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.94 “Platform Relevant IP” has the meaning set forth in Section 9.2(a) (Relevant Third Party IP).

1.95 “Project Manager” has the meaning set forth in Section 2.4(a) (Role).

1.96 “Publication” has the meaning set forth in Section 10.6 (Publications).

1.97 “QSR” means the applicable regulations set forth in FDA’s Quality System Regulations at 21 C.F.R. Part 820.

1.98 “Receiving Party” means any Party receiving another Party’s Confidential Information.

1.99 “Regulatory Approval” means, with respect to a product in each regulatory jurisdiction, the approvals, clearances, exemptions, product or establishment licenses, registrations, or authorizations necessary and sufficient for the marketing, distribution, and sale of such product in such jurisdiction in accordance with Applicable Law.

1.100 “Regulatory Authority” means the applicable governmental authority in a given regulatory jurisdiction that has responsibility for granting Regulatory Approvals.

1.101 “Regulatory Submission” means any formal regulatory applications, filings, registrations, or submissions, made to any Regulatory Authority in a jurisdiction.

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1.102 “Related Entities” has the meaning set forth in Section 4.7 (AmpliSeqTM Terms and Conditions).

1.103 “Relevant Third Party IP” means any U.S. or foreign Patents owned, licensed, or otherwise controlled by a Third Party that, assuming a specific claim construction, validity and enforceability, may be infringed by the activities or transactions performed by either Party pursuant to this Agreement.

1.104 “Revenue Share Payment” means the percentage of Net Sales payments that a Party owes to the other Party pursuant to Section 7.2 (Revenue Share Payments).

1.105 “RFN” means the right of first negotiation granted by Oncocyte to LTC in Section 15.9 (Right of First Negotiation).

1.106 “RFN Notice” has the meaning set forth in Section 15.9 (Right of First Negotiation).

1.107 “RFN Period” has the meaning set forth in Section 15.9 (Right of First Negotiation).

1.108 “Rules” has the meaning set forth in Section 15.4(a) (Arbitration).

1.109 “RUO” means research use only.

1.110 [***]

1.111 “Term” has the meaning set forth in Section 14.1 (Term).

1.112 “Territory” means the LTC Product Territory with respect to the Collaboration LTC Product and the Determa Product Territory with respect to the Collaboration Determa Product, as applicable

1.113 “Third Party” means any individual, partnership, corporation, limited liability company, or any other business entity that is not a Party to this Agreement or an Affiliate of a Party.

1.114 “Transfer Event” has the meaning set forth in Section 15.8(b) (Transfer Event).

1.115 “Transfer Event Date” has the meaning set forth in Section 15.8(b) (Transfer Event).

1.116 “[***]” has the meaning set forth in Section 15.8(b) (Transfer Event).

1.117 “Transition Period” means up to [***] (or a longer period mutually agreed by the Parties) following the effective date of termination if LTC terminates this Agreement pursuant to Section 14.2(b)(ii) ([***]).

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Article 2

GOVERNANCE

2.1 Joint Steering Committee.

(a) Formation and Function. The Parties will form a Joint Steering Committee promptly following the Effective Date. The JSC will serve as a coordinating body for strategic considerations related to the development and commercialization of the Collaboration LTC Product in and outside the Territory and of the Collaboration Determa Product in and outside the Territory. Among other things, the JSC will perform the following functions: (i) review and approve the Determa Product Development Plan (including the Determa Product Development Budget), (ii) review and approve the LTC Product Commercialization Plan and changes thereto, (iii) review and approve the Determa Product Commercialization Plan and changes thereto, (iv) receive and review updates on Activities contemplated by the Commercialization Plans, (v) serve as a forum for resolving disputes arising at the JDC or other Joint Subcommittees, and (vi) all other matters related to this Agreement expressly delegated to the authority of the JSC hereunder.

(b) Composition. The JSC will be composed of an equal number of representatives from each Party, with each Party designating up to three representatives. The JSC will be co-chaired by one co-chairperson designated by each of the Parties. Members of the JSC will service in such capacities, on such terms and conditions, and for such duration as determined by the Party appointing her or him. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may from time to time, upon prior written notice to the other Party, change its co-chairperson or its representative members on the JSC. The Parties may agree to invite non-voting employees and consultants to attend meetings of the JSC; provided that each such non-employee invitee is subject to the confidentiality obligations consistent with those set forth in Article 10 (Confidential Information). The Project Managers will attend all JSC meetings and coordinate logistics for the JSC, including meeting schedules, agendas and minutes. For purposes of clarity, the Project Managers will not be counted as Party representatives.

(c) Subcommittees. The JSC may from time to time establish subcommittees to which the JSC may delegate certain responsibilities of the JSC hereunder (each a “Joint Subcommittee”); provided, however, that the JSC cannot delegate decision-making responsibilities to a subcommittee.

2.2 Joint Development Committee.

(a) Formation and Function. The Parties will form a Joint Development Committee promptly following the Effective Date. The JDC will perform the following functions: (i) review and approve amendments to the LTC Product Development Plan (including the LTC Product Development Budgets), (ii) review, discuss, and recommend to the JSC for approval the Determa Product Development Plan (including the Determa Product Development Budget), (iii) review and approve amendments to the Determa Product Development Plan (including the Determa Product Development Budget), (iv) receive and review updates on Activities contemplated by the Development Plans, (v) review any unforeseen technical, commercial or regulatory issues that could materially affect the LTC Product Development Plan (including the LTC Product Development Budget) or the Determa Product Development Plan (including the Determa Product Development Budget), (vi) ensure the cooperation and participation of the Parties in the performance of the Development Plans, (vii) determine successful achievement of activities as set forth in the LTC Product Development Plan and the Determa Product Development Plan, and (viii) all other matters related to this Agreement expressly delegated to the authority of the JDC hereunder.

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(b) Composition. The JDC will be composed of representatives from each Party, with each Party designating up to four representatives, but with each Party having only one vote for such Party on all decisions of the JDC. Each Party’s representatives may come from any of the following disciplines, but in any event will have the appropriate expertise and decision-making authority to fulfill their roles and perform their obligations hereunder: executive management and business development, sales and marketing, research and development, or regulatory and compliance, or as otherwise agreed by the Parties. The JDC will be co-chaired by one co-chairperson designated by each of the Parties. Members of the JDC will serve in such capacities, on such terms and conditions, and for such duration as determined by the Party appointing him or her. Each Party may designate an alternate member or co-chairperson to serve temporarily in the absence of a permanent member or co-chairperson designated by such Party. Each Party may, from time to time, upon prior written notice to the other Party, change its co-chairperson or its representative members on the JDC. The Parties may agree to invite non-voting employees and consultants to attend meetings of the JDC; provided that each such non-employee invitee is subject to the confidentiality obligations consistent with those set forth in Article 10 (Confidential Information). The Project Managers will attend all JDC meetings and coordinate logistics for the JDC, including meeting schedules, agendas and minutes. For purposes of clarity, the Project Managers will not be counted as Party representatives.

2.3 General Provisions Applicable to Joint Committees.

(a) Meetings. Each Joint Committee will establish a regular meeting schedule that will provide for meetings no less frequently than quarterly, or at such other frequency as the Parties agree. The Joint Committees may conduct meetings in person or by teleconference or video conference (as agreed by each Joint Committee) and may also act without a meeting through a written consent to an action or decision signed by all voting members of the Joint Committee. Each Joint Committee may establish procedures for its internal operation at meetings.

(b) Actions or Decisions.

(i) All actions or decisions of each Joint Committee made pursuant to this Agreement must be made by unanimous approval of the Parties, with each Party’s representatives on each Joint Committee collectively having only one vote. If the JDC or Joint Subcommittee members cannot reach a unanimous decision after using good faith reasonable efforts over [***] days to reach consensus, then either Party may submit such deadlock to the JSC for resolution. If the JSC members cannot reach a unanimous decision after using good faith reasonable efforts over [***] days to reach consensus, then either Party may submit such deadlock to Oncocyte’s Chief Executive Officer (or his or her nominee) and LTC’s President of the Clinical Next-Generation Sequencing Division (or his or her nominee) (the “Executive Officers”) for resolution.

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(ii) For decisions pertaining to the approval of the initial Determa Product Development Plan (including the Determa Product Development Budget) or the initial Determa Product Commercialization Plan for a Collaboration Determa Product, if the Executive Officers are unable to resolve a deadlock, then [***] If such deadlock regarding the approval of the initial Determa Product Development Plan or initial Determa Product Commercialization Plan for a Collaboration Determa Product is not resolved within [***] from the time first considered by a Joint Committee despite the Parties’ good faith efforts to resolve the deadlock, then [***]

(iii) If the Executive Officers are unable to resolve a deadlock with respect to any change to a Development Plan or a Commercialization Plan, then (A) LTC will have final decision-making authority over [***] and (B) Oncocyte will have final decision-making authority over [***]; provided that, in each case ((A) and (B)) neither Party may use its final decision-making authority to [***] Notwithstanding the foregoing, LTC may use its final decision-making authority to [***]

(c) Agendas. Each Party will notify the other Party at least [***] business days prior to the date of a meeting of a Joint Committee, proposing the agenda items it wishes to discuss at such meeting. Notwithstanding the foregoing, each Joint Committee is free to consider any matter related to this Agreement that is within the scope of its responsibilities and is brought to its attention by either Party at any meeting.

(d) Minutes. At each meeting, a Project Manager will prepare minutes promptly after such meeting, reporting in reasonable detail the actions and decisions taken by the Joint Committee during such meeting, issues requiring resolution, and resolutions of previously reported issues. Such minutes are to be reviewed, commented on if needed, and updated per the Joint Committee co-chairperson’s feedback prior to being circulated to the Joint Committee, and the Project Manager will revise such minutes as necessary. Such minutes will not become final until approved by both Joint Committee co-chairpersons or by the Joint Committee.

2.4 Project Managers.

(a) Role. Each Party will designate a single individual to serve as its manager under the Development Plan (each a “Project Manager”). The Project Managers are the principal point of contact for each Party for matters relating to that Party’s performance under the Development Plans and Commercialization Plans and are responsible for implementing and coordinating, on a day-to-day basis, all Activities and facilitating the exchange of information between the Parties regarding the performance of the Development Plans and Commercialization Plans. The Project Managers may delegate tasks and responsibilities to sub-managers or sub-program teams, working groups and other team members as they deem appropriate to efficiently and effectively perform their respective obligations hereunder. Each Party may replace its Project Manager at any time and for any reason upon written notice to the other Party. Either Party may submit to the JSC for resolution any disputes with respect to matters within the scope of authority of the Project Managers that cannot be resolved after good faith efforts.

(b) Meetings. The Project Managers will meet as soon as practicable after the Effective Date and thereafter at least [***] and at such additional times as the Project Managers or the JSC deem reasonably appropriate. Meetings of the Project Managers may be conducted in person or by teleconference or video conference as agreed by the Project Managers. Additionally, the Project Managers (or their designees) will maintain close regular communications with each other as to the status of the ongoing activities under the Development Plans and Commercialization Plans. Each Project Manager will keep accurate and complete records of their activities and meetings and will, from time to time as requested by the JSC, provide the JSC with appropriate updates and information to keep the JSC apprised of each Party’s performance under this Agreement.

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2.5 Authority. The Joint Committees and Project Managers do not have the right to amend this Agreement (which may only be amended or modified as provided in Section 15.12 (Waivers; Amendment)) or to make any decision or require any Party to take any action that conflicts with the terms of this Agreement or that is expressly reserved to the Parties hereunder.

2.6 Governance Expenses. Each Party is responsible for all expenses incurred by its representatives in connection with performing their duties under this Article 2 (Governance), including all costs of travel, lodging and meals in connection with meetings of the Joint Committees and Project Managers.

Article 3

License Grants; Exclusivity

3.1 LTC License Grants to Oncocyte.

(a) Subject to the terms and conditions of this Agreement, LTC hereby grants to Oncocyte, during the Term of this Agreement, a nonexclusive license, without the right to sublicense (including to an OEM), under the applicable Background IP Controlled by LTC and Arising IP Controlled by LTC to (i) perform Development Activities with respect to the Collaboration LTC Product pursuant to the LTC Product Development Plan, (ii) market Kitted LTC Products in the Field in the LTC Product Territory in accordance with the LTC Product Commercialization Plan, (iii) perform Development Activities with respect to the Collaboration Determa Product pursuant to the Determa Product Development Plan, (iv) sell, have sold, market and otherwise commercialize Collaboration Determa Products in the Field in the Determa Product Territory in accordance with the Determa Products Commercialization Plan, (v) sell, have sold, market and otherwise commercialize RUO-labeled Collaboration Determa Products in the Determa Product Territory for the purpose of demonstrating the capabilities of the Collaboration Determa Products as a potential IVD assay for the tumor profiling and guidance of therapy selection of solid tumor cancers in humans in accordance with the Determa Products Commercialization Plan, and (vi) otherwise perform its obligations under this Agreement. Such license includes the right to utilize Affiliates and approved subcontractors in accordance with Section 4.4 (Performance by Affiliates and Subcontractors). For clarity, except as expressly provided herein, the grant contained in this Section 3.1(a) (LTC License Grants to Oncocyte) does not grant Oncocyte any right to: (i) make or have made Collaboration Determa Products or Kitted Determa Products, or (ii) Develop, market, make, have made, use, have used, sell, have sold, offer for sale, export or import any NGS Workflow or NGS Products or any improvements thereto; provided that Oncocyte will have equivalent rights as any bona fide Third Party purchaser thereof, such equivalent rights being at all times subject to LTC’s terms and conditions of sale for the applicable products in effect at the time of purchase.

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(b) Subject to the terms and conditions of this Agreement, LTC hereby grants to Oncocyte a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Arising IP Controlled by LTC that is related to any Oncocyte product or service to Develop, manufacture, commercialize and otherwise exploit such Oncocyte product or service.

(c) Subject to the terms and conditions of this Agreement, LTC hereby grants to Oncocyte a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any LTC Product Arising IP that is assigned to LTC by Oncocyte pursuant to Section 9.1(b)(i) (LTC Product Arising IP) to Develop, manufacture, commercialize, and otherwise exploit Oncocyte products and services.

3.2 Oncocyte License Grants to LTC.

(a) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to LTC, during the Term of this Agreement, a nonexclusive license, without the right to sublicense (including to an OEM), under the applicable Background IP Controlled by Oncocyte and Arising IP Controlled by Oncocyte to (i) perform development Activities with respect to the Collaboration LTC Product pursuant to the LTC Product Development Plan, (ii) make, have made, sell, have sold, market and otherwise commercialize Kitted LTC Products in the Field in the LTC Product Territory in accordance with the LTC Product Commercialization Plan and in the Field outside the LTC Product Territory, (iii) perform development Activities with respect to the Collaboration Determa Product pursuant to the Determa Product Development Plan, (iv) sell, have sold, market and otherwise commercialize Kitted Determa Products in the Field outside the Determa Product Territory in accordance with the Determa Product Commercialization Plan, (v) sell, have sold, market and otherwise commercialize RUO-labeled Collaboration Determa Products outside the Determa Product Territory for the purpose of demonstrating the capabilities of the Collaboration Determa Products as a potential IVD assay for the tumor profiling and guidance of therapy selection of solid tumor cancers in humans in accordance with the Determa Products Commercialization Plan, (vi) make and have made Collaboration Determa Products and Kitted Determa Products both for sale by LTC outside the Determa Product Territory and for supply to Oncocyte pursuant to the Determa Product Supply Agreement, and (vii) otherwise perform its obligations under this Agreement. Such license includes the right to utilize Affiliates and approved subcontractors in accordance with Section 4.4 (Performance by Affiliates and Subcontractors). For clarity, except as expressly provided herein, the grant contained in this Section 3.2 (Oncocyte License Grants to LTC) does not grant LTC or its Affiliates any right to develop, market, make, have made, use, have used, sell, have sold, offer for sale, export or import the Determa Assay or any laboratory developed test similar to the Determa Assay.

(b) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to LTC a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Arising IP Controlled by Oncocyte that is related to any LTC product or service to develop, manufacture, commercialize and otherwise exploit such LTC product or service.

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(c) Subject to the terms and conditions of this Agreement, Oncocyte hereby grants to LTC a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license (with the right to grant sublicenses through multiple tiers, including to an OEM), under any Oncocyte Product Arising IP that is assigned to Oncocyte by LTC pursuant to Section 9.1(b)(ii) (Oncocyte Product Arising IP) to develop manufacture, commercialize and otherwise exploit Oncocyte products and services.

3.3 Companion Diagnostic Claims.

(a) Reservation of Rights. Notwithstanding the exclusivity granted in Section 3.1 (LTC License Grants to Oncocyte) and Section 3.2 (Oncocyte License Grants to LTC), (a) LTC retains the exclusive right to partner with therapeutics companies to develop and commercialize the Collaboration LTC Product for companion diagnostic claims (and Oncocyte agrees not to do so), and (b) Oncocyte retains the exclusive right to partner with therapeutics companies to Develop and commercialize the Collaboration Determa Product for companion diagnostic claims (and LTC agrees not to do so).

(b) Preferred Companion Diagnostics Partner. Subject to [***] Schedule 3.3(b)(i) (Clinical Laboratory Site Qualification Questions), and [***] Schedule 3.3(b)(ii) (CRO Site Key Performance Indicators Assessment), as may be amended from time to time, LTC will recommend to its pharmaceutical company companion diagnostic partners on a partner-by-partner basis that Oncocyte is LTC’s preferred contract research organization for select Analytical and Clinical sample testing of the Collaboration LTC Product as a companion diagnostic in the LTC Product Territory in all appropriate LTC pitches, requests for proposals, and due diligence processes.

3.4 Use of Residual Knowledge for Research Purposes. Each Party acknowledges that the other Party’s personnel may retain in their unaided memories knowledge gained in the course of this Agreement. Use of such knowledge for research purposes will not be a misuse of the other Party’s Confidential Information or a violation of the confidentiality obligation in Article 10 (Confidential Information) so long as the other Party’s Confidential Information is not disclosed, commercialized, or specifically conveyed to others, and so long as the individual has not intentionally memorized the knowledge for the purpose of retaining it.

3.5 Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights, perform its obligations, and pursue its remedies under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) and remedies of such Party under this Agreement. Accordingly, in this Agreement “LTC” will be interpreted to mean “LTC or its Affiliates” and “Oncocyte” will be interpreted to mean “Oncocyte or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights and remedies provided to such Party in this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

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3.6 No Implied Licenses. Nothing in this Agreement will be construed as conferring, explicitly or by implication, estoppel or otherwise any license, right, or immunity under any Patents that a Party (or its successors, Affiliates or assigns, or successors, Affiliates or assigns of any of the foregoing) owns or Controls as of the Effective Date, or acquires or obtains Control of independent of its performance of its obligations under this Agreement, other than the rights set forth expressly in this Agreement regardless of whether such other Patents (or individual Patent claims) are dominant or subordinate to any Intellectual Property Rights developed under this Agreement or are required to exploit any Intellectual Property Rights developed under this Agreement. Furthermore, neither of the Parties has provided to the other Party and neither Party will provide to the other Party, and neither of the Parties have received from the other Party and neither Party will receive from the other Party, any consideration except that which is expressly provided herein for the specific rights expressly granted herein. LTC and LTC Subsidiaries do not represent or warrant that [***]

3.7 Exclusivity. During the Term of this Agreement, Oncocyte and LTC will have co-exclusive rights to market the Kitted LTC Product for use on the NGS Instrument in the Field in the LTC Product Territory, meaning they each have the right to do so, but will not grant any Third Party the right to do so. In addition: (a) LTC will not enter into any agreement or arrangement with any Third Party with respect to the Development or commercialization of OCA Plus for use on the NGS Instrument in the Field in the LTC Product Territory, (b) Oncocyte will not partner with any Third Party NGS equipment manufacturer with respect to the Development and commercialization of a Comprehensive Genomic Profiling Assay on an instrument platform similar to or competitive with LTC’s NGS systems in the Field in the LTC Product Territory, and (c) LTC will not [***] Notwithstanding the foregoing, the exclusivity covenant in this Section 3.7 (Exclusivity) would not prohibit either Party from engaging distributors to distribute the Collaboration LTC Product or Kitted LTC Products in the Field in the LTC Product Territory.

3.8 [***] Right of First Negotiation. During the Term, LTC will notify Oncocyte in writing if [***] If within [***] days after receiving such ROFN Notice Oncocyte notifies LTC in writing that [***] then LTC and Oncocyte will negotiate [***] to enter into [***] During the foregoing [***] period, [***]

Article 4

DEVELOPMENT

4.1 Development Plan.

(a) LTC Product Development Plan. LTC hereby appoints Oncocyte as LTC’s development partner to Develop the Collaboration LTC Product for use in the Field in accordance with the LTC Product Development Plan. The LTC Product Development Plan is attached hereto as Schedule 4.1 (LTC Product Development Plan) and describes the allocation of activities between the Parties for the validation of and application for IVD Regulatory Approval for the Collaboration LTC Product in the Field and in the Territory. The Parties agree to adhere to feedback and guidance provided by Regulatory Authorities and to amend the LTC Product Development Plan as necessary to adhere to such feedback and guidance. [***] LTC will perform the portion of the research and development activities allocated to it in the LTC Product Development Plan to complete the IVD development of the Collaboration LTC Product, including: [***] Oncocyte will fund and perform the Development activities allocated to it in the LTC Product Development Plan to complete the IVD development of the Collaboration LTC Product, including: [***] The Development Plan will at all times set forth the responsibilities, deliverables, expected timelines and budgets (the “LTC Product Development Budget”) of each of the Parties for such plan, including LTC Product Development Milestones. Either Party may propose amendments to the LTC Product Development Plan to the JDC for its review, discussion, and approval in accordance with Section 2.2 (Joint Development Committee).

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(b) Determa Product Development Plan. Within [***] days of the Effective Date, Oncocyte will develop a written plan for conducting activities with respect to the Development of such Collaboration Determa Product for use in the Field, which will set forth the responsibilities, deliverables, [***] expected timelines and budgets (such plan the “Determa Product Development Plan” and such budget the “Determa Product Development Budget”) of each of the Parties for such plan. Under the Determa Product Development Plan, Oncocyte will fund and perform the following activities to complete the IVD Development of the Collaboration Determa Product: [***] Under the Determa Product Development Plan, Oncocyte will fund and LTC will perform the following activities to complete the IVD Development of the Collaboration Determa Product: [***] Oncocyte will submit the proposed Determa Product Development Plan to the JDC for its review, discussion, and recommendation to the JSC for approval. Proposed amendments to the Determa Product Development Plan, including amendments to Develop for companion diagnostic claims, would be submitted by either Party to the JDC for its review, discussion, and approval.

4.2 Development Plan Costs. Oncocyte will be responsible for all costs associated with Oncocyte Activities and will be responsible for up to [***] of LTC Activities under the LTC Product Development Budget. LTC will be responsible for costs associated with LTC Activities that exceed [***] under the LTC Product Development Budget. Oncocyte will be responsible for all costs associated with Activities of both Parties under the Determa Product Development Budget. LTC will invoice Oncocyte on a quarterly basis for its costs associated with LTC Activities under the LTC Product Development Budget for which Oncocyte is responsible pursuant to this Section 4.2 (Development Plan Costs), and Oncocyte will pay LTC such amount within 45 days of receiving such invoice, subject to the resolution of good faith disputes in accordance with Section 7.6 (Disputed Payments).

4.3 Performance of Activities. Each Party will perform all Activities in accordance with the terms and conditions of this Agreement, and will use Commercially Reasonable Efforts to start and complete all Activities pursuant to the applicable timelines set forth in the Development Plans and the applicable budgets set forth in the Development Budgets. In addition, each Party will use Commercially Reasonable Efforts to achieve LTC Product Development Milestones on the timelines specified in the LTC Product Development Plan. Each Party will provide reasonable updates to the other Party, through the JDC, on the status and progress of its Activities, and will promptly notify the other Party, in writing or via discussions during a JDC meeting, if material delays are likely or if such Party encounters any issue that has (or would reasonably be expected to have) a material impact on any Activities or budget items contemplated by the Development Plans. The Parties will perform the Activities with reasonable care and skill in accordance with GCP, QSR and all Applicable Laws.

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4.4 Performance by Affiliates and Subcontractors. (a) Oncocyte may delegate performance of Activities, or portions thereof, to (i) a Third Party subcontractor set forth in Schedule 4.4 (Approved Subcontractors) or an Affiliate without the prior written consent of LTC or (ii) to another Third Party subcontractor upon the prior written consent of LTC (such consent not to be unreasonably withheld, delayed, or conditioned) and (b) LTC may delegate performance of Activities, or portions thereof, to a Third Party subcontractor or an Affiliate; provided that, in each case ((a) and (b)), with respect to a Third Party subcontractor, such subcontractor must have entered into an appropriate written agreement with the Party utilizing such subcontractor that: (i) contains obligations of confidentiality and restrictions on use of any Confidential Information and any proprietary materials that are substantially as restrictive as the obligations set forth in Article 10 (Confidential Information) (including with respect to duration); and (ii) contains obligations to assign or exclusively license any intellectual property invented or developed by such authorized subcontractor in performing such Activities to the applicable Party utilizing such authorized subcontractor to enable such Party to comply with the provisions of Article 9 (Intellectual Property) regarding ownership and Control of Arising IP. Each Party is and remains solely and exclusively responsible for the conduct of Activities by any Affiliate or subcontractor under this Agreement as if such Affiliate’s or subcontractor’s actions were its own. For clarity, LTC may use Third Party subcontractors and Affiliates, in its sole discretion, to exercise its rights and perform its obligations (other than Activities) under this Agreement, and the above terms in this Section 4.4 (Performance by Affiliates and Subcontractors) will not apply to such activities.

4.5 LTC Early Development. LTC will be responsible, at LTC’s own cost, for the performance of [***] to enable the Development of the Collaboration LTC Product as contemplated by the LTC Product Development Plan. LTC will provide the JDC with a summary and timeline of such research and development activities and update the JDC regarding the progress of such activities, including notice of completion. [***] Without limiting the generality of the foregoing, [***]

4.6 Materials.

(a) Provision of Materials. Each Party will furnish Materials to the other Party to the extent provided under the Development Plan. If Materials are human samples, and such Materials and information related thereto are provided by one Party to the other Party (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), then the providing Party will ensure that such Materials and information are De-identified prior to providing them to the receiving Party (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)). Each Party will comply with all Applicable Laws relating to the Materials, including HIPAA and other data privacy laws as applicable. Each receiving Party will handle the Materials of the providing Party in accordance with any applicable documentation and any relevant informed consent provided to the receiving Party by the providing Party in writing, applicable common scientific standards of care, and the providing Party’s written instructions. Each Party understands and agrees that the Materials may be experimental in nature and agrees to comply with Applicable Laws and use due care in the use, storage and handling of the Materials.

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(b) Use of Materials. Except as described in Section 4.4 (Performance by Affiliates and Subcontractors), each receiving Party will retain possession of the providing Party’s Materials and will not sell or otherwise provide such Materials to any Third Party without the prior written consent of the providing Party. Each receiving Party will only use the Materials of the providing Party for the purposes of performing the activities under this Agreement.

(c) Records of Use. Each receiving Party will keep records of its use of the providing Party’s Materials and upon completion of the activities for which the Materials have been provided, or upon expiration or termination of this Agreement, if earlier, each receiving Party will account for all use of such Materials and, at the option of the providing Party, either destroy or return to the providing Party all unused Materials, in accordance with Applicable Law and the instructions of the providing Party, if any.

(d) Ownership of Materials. Notwithstanding anything herein to the contrary, each Party will own and retain all rights, title, and interests in and to all Materials furnished by it pursuant to this Agreement.

4.7 AmpliSeqTM Terms and Conditions. To the extent Oncocyte or its Affiliates, or its or their respective officers, directors, employees, agents, representatives, or authorized subcontractors (collectively, the “Related Entities”) use of any of LTC’s proprietary primer designs, primer sequences, primer panels, or primers, including any AmpliSeqTM primer designs, primer sequences, primer panels or primers, in the performance of Oncocyte’s obligations and activities under this Agreement, Oncocyte acknowledges that such use is subject to the AmpliSeqTM Terms and Conditions attached hereto and incorporated herein as Schedule 4.7 (AmpliSeq Terms and Conditions) (the “AmpliSeq Terms”). Oncocyte and its Affiliates agree to abide by the AmpliSeq Terms and further, Oncocyte will have entered into an appropriate written agreement with any Related Entities who use any of LTC’s proprietary primer designs, primer sequences, primer panels, or primers, including any AmpliSeqTM or AmpliSeqTM primer designs, primer sequences, primer panels, or primers, obligating such Related Entities to agree to and abide by the obligations and restrictions set forth in the AmpliSeq Terms.

Article 5

MANUFACTURING AND CO-MARKETING

5.1 Manufacture and Supply of Products.

(a) Collaboration LTC Product. As between LTC and Oncocyte, LTC is responsible for the manufacture and supply of [***] necessary for the Development of the Collaboration LTC Product. LTC will supply [***] to Oncocyte for use in Developing Kitted LTC Products pursuant to the LTC Product Development Plan at [***].

(b) Collaboration Determa Products. Within [***] days following the Effective Date, the Parties will negotiate in good faith a supply agreement pursuant to which LTC will supply Oncocyte with the Collaboration Determa Products for commercialization in the Field in the Territory (“Determa Product Supply Agreement”). LTC will also supply Oncocyte with [***] necessary for use in Developing Collaboration Determa Products pursuant to the Determa Product Development Plan at [***]. The Determa Product Supply Agreement will include provisions under which LTC will be designated as Oncocyte’s “contract manufacturer” for the Collaboration Determa Product and, as such, will manufacture and label the Collaboration Determa Product at the [***] price set forth in the Determa Product Supply Agreement. The Determa Product Supply Agreement will also provide that, in the Determa Product Territory, [***]

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(c) Intended Use; Label. The Collaboration LTC Product will be labeled for use in pan-cancer tumor mutation profiling, translocation identification through the detection of RNA fusion transcripts, homologous recombination deficiency, tumor mutational burden, and microsatellite instability. Schedule 5.1(c) (Intended Use) provides an example of the intended use.

(d) Branding. Consistent with the brand guidelines of LTC and Oncocyte, the Collaboration LTC Product will be co-branded as “Determa Oncomine Comprehensive Dx Test.” The Collaboration Determa Product will be branded by Oncocyte, but will contain language on the label stating that the product is “Manufactured for Oncocyte by Thermo Fisher Scientific.”

5.2 Supply of the NGS Instrument and NGS Consumables.

(a) Collaboration LTC Product. To enable Oncocyte’s performance of its obligations under the LTC Product Development Plan, LTC will supply to Oncocyte: (a) [***] Genexus Integrated Sequencers at [***]; (b) [***] Genexus Purification Instruments at [***]; and (c) all necessary NGS Consumables to perform the NGS Workflow for the Collaboration LTC Product at [***], all under LTC’s standard terms and conditions of sale.

(i) Schedule 5.2(a)(i) (Genexus Price List) includes the list price of the Genexus Integrated Sequencer and the Genexus Purification Instrument as of the Effective Date, and forecasted cost for the necessary NGS Consumables to perform the NGS Workflow for the Collaboration LTC Product.

(ii) Schedule 5.2(a)(ii) (Initial Purchase Order Quote) includes the list price of the [***] Genexus Integrated Sequencer and [***] Genexus Purification Instrument as of the Effective Date, and [***] service contracts for each of these instruments. Oncocyte will submit a Purchase Order for these instruments in accordance with Schedule 5.2(a)(ii) (Initial Purchase Order Quote) by [***].

(iii) Schedule 5.2(a)(iii) (Second Purchase Order Quote) includes a purchase order quote for [***] Genexus Integrated Sequencers, [***] Genexus Purification Instruments, and [***] service contracts for each of these instruments. Oncocyte will submit a Purchase Order for these instruments in accordance with Schedule 5.2(a)(iii) (Second Purchase Order Quote) by[***].

(iv) For the avoidance of doubt, the prices included in Schedule 5.2(a)(ii) (Initial Purchase Order Quote) and Schedule 5.2(a)(iii) (Second Purchase Order Quote) are calculated as [***]. LTC reserves the right to change list prices at any time. Any increase or decrease to the list price of a product would result in a change to the [***] price shown. Pricing for service contracts for NGS Instruments used in Activities are discussed in Section 8.3 (Development Activities).

(b) Collaboration Determa Products. To enable Oncocyte’s performance of its obligations under the Determa Product Development Plan, LTC will supply to Oncocyte: (a) Genexus Integrated Sequencers at [***]; (b) Genexus Purification Instruments at [***]; and (c) all necessary NGS Consumables to perform the NGS Workflow for the Collaboration Determa Products at [***], all under LTC’s standard terms and conditions of sale. Following review of the approved Determa Product Development Plan, the JDC would determine the quantity of NGS Instruments and volume of NGS Consumables necessary for LTC to supply to Oncocyte to perform the activities thereunder.

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5.3 Commercialization of Products.

(a) Collaboration LTC Products. At a reasonable time prior to the commercial launch of the Kitted LTC Products, the Parties will develop and submit to the JSC for approval a plan for the co-marketing of the Kitted LTC Product, co-branded in accordance with Section 5.1(c) (Branding), in the Field and in the Territory (“LTC Product Commercialization Plan”) containing each Party’s responsibilities set forth in Schedule 5.3(a) (Kitted LTC Product Commercialization Responsibilities). Under the LTC Product Commercialization Plan, Oncocyte will be responsible for [***], and LTC will be responsible for [***]. Subject to both Parties completing their activities under the LTC Product Development Plan and achieving the LTC Product Development Milestones, following the Regulatory Approval of a Kitted LTC Product in the Field in a country in the Territory, each Party will use Commercially Reasonable Efforts to complete the Activities in the LTC Product Commercialization Plan in such country. Subject to the foregoing, LTC will make and book all sales of Kitted LTC Products in the Territory. Outside the Territory, LTC will be solely responsible for the marketing and commercialization of the co-branded Kitted LTC Product consistent with LTC’s standard practices.

(b) Collaboration Determa Products. Upon Regulatory Approval of a Collaboration Determa Product for IVD use, Oncocyte will be solely responsible for commercialization of the Collaboration Determa Products in the Field in the Determa Product Territory. At a reasonable time prior to Regulatory Approval of a Collaboration Determa Product for IVD use the Parties will develop and submit to the JSC for approval a plan for (i) Oncocyte to market and sell the RUO-labeled Collaboration Determa Products for the purpose of demonstrating the capabilities of the Collaboration Determa Products as a potential IVD assay for tumor profiling and guidance of therapy selection of solid tumor cancers in humans in accordance with the Determa Product Commercialization Plan, (ii) Oncocyte to market and sell the IVD-labeled Collaboration Determa Products in the Field in the Territory, and (iii) LTC to market and sell the Kitted Determa Products in the Field outside the Determa Product Territory (the “Determa Product Commercialization Plan”). Subject to both Parties completing their activities under the Determa Product Development Plan, following the Regulatory Approval of the Collaboration Determa Product in a relevant country, (i) Oncocyte will use Commercially Reasonable Efforts to complete the Activities in the Determa Product Commercialization Plan in such country in the Territory and (ii) LTC will use Commercially Reasonable Efforts to complete the Activities in the Determa Product Commercialization Plan in such country outside the Territory.

(c) Reimbursement Efforts. The Parties will collaborate to work with payers to support market access, health economics, and reimbursement activities as detailed in the LTC Product Commercialization Plan and Determa Product Commercialization Plan.

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5.4 Pricing. The Parties will mutually agree upon and submit to the JSC for approval a list price for the Kitted LTC Product and the Collaboration Determa Product in the Territory; provided, however, that if the Parties are unable to resolve their disagreement regarding pricing after using Commercially Reasonable Efforts and escalating the matter to the Executive Officers, then [***] and [***], and [***], in each case, after taking into account the price of comparable products in each relevant market. Each Party commits to price the Kitted LTC Products, the Kitted Determa Product, and the Collaboration Determa Product in accordance with its normal practices and will not discount the price of Kitted LTC Products, the Kitted Determa Products or the Collaboration Determa Product disproportionately as compared with its other similar products or otherwise use the Kitted LTC Products, the Kitted Determa Product or the Collaboration Determa Product as any kind of “loss leader” to facilitate the sale of other products.

Article 6

REGULATORY MATTERS

6.1 Collaboration LTC Products.

(a) General Responsibilities. LTC will be designated as the Manufacturer of Record for the Collaboration LTC Product and Kitted LTC Product and will be responsible for all attendant responsibilities, including: (i) all product specifications, design control, product submission activities, and manufacturing; and (ii) product maintenance such as documenting complaints and investigations, medical device review and reporting, recall review and reporting, labels and labeling, and for reviewing changes for product impact. LTC has the right to leverage registration data for the Collaboration LTC Product and Kitted LTC Product for IVD filings outside the Territory.

(b) Ownership of Regulatory Approvals. LTC or its designee will own all rights, title, and interests, in and to all Regulatory Submissions and Regulatory Approvals for the Collaboration LTC Product throughout the world; provided that nothing herein will be deemed to alter the ownership of any data (including Collaboration Data), results, Background IP, Arising IP or Confidential Information included in any Regulatory Submission or Regulatory Approval.

(c) Cooperation. As and to the extent reasonably requested by LTC, Oncocyte will, and will cause its Affiliates to, cooperate with LTC with respect to all regulatory matters relating to the Collaboration LTC Product, including the utilization of LTC product development process SOPs that support the program such as those for plans, protocols, reviews, and reports, LTCs preparation and filing of all Regulatory Submissions for any Collaboration LTC Product that are necessary to manufacture, use or commercialize the Kitted LTC Products. Without limiting the foregoing, as reasonably requested by LTC, Oncocyte will provide assistance to technical documentation and will assist LTC in preparing portions of Regulatory Submissions for the Collaboration LTC Product.

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(d) Regulatory Submissions and Approvals. LTC will be responsible for submitting all Regulatory Submissions (including all pre-submissions and applications for Regulatory Approval) to the Regulatory Authorities, all communications with Regulatory Authorities, and the maintenance of all Regulatory Approvals, in each case, relating to Development, manufacturing, use, or commercialization of Collaboration LTC Products throughout the world. Upon Oncocyte’s written request, LTC will provide Oncocyte with access to all draft Regulatory Submissions relating to the Collaboration LTC Product in the Field in the Territory. Oncocyte will provide comments, if any, back to LTC within [***] days for each document. LTC will consider in good faith any comments from Oncocyte regarding such draft Regulatory Submission and the final Regulatory Submissions relating to the Collaboration LTC Product. Each Party will use Commercially Reasonable Efforts to protect trade secret information that may be contained in Regulatory Approvals with respect to the Collaboration LTC Product.

(e) Written Communications. LTC will furnish to Oncocyte a copy of any substantive written communication received by LTC from Regulatory Authorities with respect to Regulatory Approval of the Collaboration LTC Product in the Field in the Territory; provided that, prior to furnishing such written communications to Oncocyte, LTC may redact (i) Confidential Information of a Third Party contained in such communication and (ii) any proprietary information of LTC, including regarding the NGS Products, that may be contained in such communications. Oncocyte will provide comments, if any, back to LTC no later than [***] days after receipt of the information. LTC reserves the right to respond to FDA prior to any Oncocyte’s comments as their will be times when same day or same hour response is required. LTC will consider in good faith any comments from Oncocyte.

(f) Meetings with Regulatory Authorities. Except as otherwise provided herein, LTC will remain solely responsible for all interactions with Regulatory Authorities throughout the world related to the Collaboration LTC Product; provided that, when possible, LTC will notify Oncocyte in advance of all applicable meetings with Regulatory Authorities relating to Regulatory Approvals of the Collaboration LTC Product in the Field in the Territory, whether in person or by telephone or videoconference and LTC and Oncocyte will use reasonable efforts to coordinate their schedules with respect to meeting dates with Regulatory Authorities. Oncocyte may attend and, if appropriate and permitted under Applicable Law, participate in all such meetings with Regulatory Authorities in the Field in the Territory; provided that LTC may require that the Oncocyte be excused from any discussions of LTC proprietary or confidential information, and Oncocyte may be excused from any discussions at the request of a Regulatory Authority.

6.2 Collaboration Determa Products.

(a) General Responsibilities. Oncocyte will be designated as the Manufacturer of Record for the Collaboration Determa Product and Kitted Determa Product and will be responsible for all attendant responsibilities, including: (i) all design control and product submission activities; and (ii) product maintenance such as documenting complaints and investigations, medical device review and reporting, recall review and reporting, labels and labeling, and for reviewing changes for product impact. LTC will serve as Oncocyte’s “contract manufacturer” with respect to the Collaboration Determa Product and Kitted Determa Product in accordance with the Determa Product Supply Agreement and quality agreement associated therewith.

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(b) Ownership of Regulatory Approvals. Oncocyte or its designee will own all rights, title, and interests, in and to all Regulatory Submissions and Regulatory Approvals for the Collaboration Determa Product and Kitted Determa Product throughout the world; provided that nothing herein will be deemed to alter the ownership of any data (including Collaboration Data), results, Background IP, Arising IP or Confidential Information included in any Regulatory Submission or Regulatory Approval.

(c) Cooperation. As and to the extent reasonably requested by Oncocyte, LTC will, and will cause its Affiliates to, provide reasonable assistance to Oncocyte with respect to interactions with Regulatory Authorities that require knowledge and expertise relating to the panel designed and manufactured by LTC.

(d) Regulatory Submissions and Approvals. Oncocyte will be responsible for writing and submitting all applications for Regulatory Approval to the Regulatory Authorities, all communications with Regulatory Authorities and the maintenance of all Regulatory Approvals, in each case, relating to the Development, manufacturing, use, or commercialization of such Collaboration Determa Product throughout the world. Upon LTC’s written request, Oncocyte will provide LTC with access to all draft Regulatory Submissions relating to the Collaboration Determa Product in the Field inside and outside the Territory. LTC will provide comments, if any, back to Oncocyte within [***] days for each document. Oncocyte will consider in good faith any comments from LTC regarding such draft Regulatory Submission, and the final Regulatory Submissions relating to the Collaboration Determa Product will be submitted by Oncocyte to the relevant Regulatory Authorities.

(e) Written Communications. Oncocyte will promptly provide to LTC a copy of any substantive written communication received by Oncocyte from Regulatory Authorities with respect to Regulatory Approval of the Collaboration Determa Products in the Field inside and outside the Territory; provided that, prior to furnishing such written communications to LTC, Oncocyte may redact (i) Confidential Information of a Third Party contained in such communication and (ii) any proprietary information of Oncocyte that may be contained in such communications. LTC will provide comments, if any, back to Oncocyte no later than [***] days prior to Oncocyte responding to such written communication from a Regulatory Authority. Oncocyte will consider in good faith any comments from LTC.

(f) Meetings with Regulatory Authorities. Except as otherwise provided herein, the Parties agree that Oncocyte will remain solely responsible for all interactions with the Regulatory Authorities throughout the world related to the Collaboration Determa Product; provided that Oncocyte will notify LTC in advance of all applicable meetings with Regulatory Authorities relating to Regulatory Approvals of the Collaboration Determa Product in the Field inside and outside the Territory, whether in person or by telephone or videoconference and LTC and Oncocyte will use reasonable efforts to coordinate their schedules with respect to meeting dates with Regulatory Authorities. LTC will be entitled to attend and, if appropriate and permitted under Applicable Law, participate in all such meetings with Regulatory Authorities in the Field inside and outside the Territory; provided that that either Party may require that the other Party be excused from any discussions of proprietary or confidential information of such Party, and either Party may be excused from any discussions at the request of a Regulatory Authority.

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6.3 Regulatory Diligence.

(a) Collaboration LTC Product. Subject to both Parties completing their activities under the LTC Product Development Plan and the LTC Product Development Milestones being achieved, each Party will use Commercially Reasonable Efforts to obtain Regulatory Approval for the Kitted LTC Product in the Field in the Territory. The Parties agree to [***] such costs associated with obtaining and maintaining such Regulatory Approval in the Field in the Territory. LTC will be solely responsible for obtaining and maintaining Regulatory Approval for Collaboration LTC Product or Kitted LTC Product in the Field outside the Territory, at its sole cost.

(b) Collaboration Determa Product. Oncocyte will use Commercially Reasonable Efforts to obtain Regulatory Approval for the Collaboration Determa Product and Kitted Determa Product in the Field in the Territory, and outside the Territory to the extent contemplated by the Determa Product Development Plan or Determa Product Commercialization Plan. Oncocyte will be solely responsible for obtaining and maintaining Regulatory Approval for the Collaboration Determa Product or the Kitted Determa Product, at its sole cost.

6.4 Records. The Parties will maintain complete and accurate records of all development Activities conducted and deliverables provided pursuant to this Agreement, and all results, data, and developments made in conducting such development Activities. Such records will reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party agrees to retain all such records for the time required by Applicable Laws and will allow for auditing by Regulatory Authorities of all such records.

6.5 Right of Reference. LTC will and hereby does grant to Oncocyte a right of reference, which will provide Regulatory Authorities the ability to reference applicable LTC submission records in order to complete Oncocyte product submission reviews. The related IVD data generated under this Agreement are owned or Controlled by LTC and the right of reference is solely for the purpose of obtaining Regulatory Approval in the Field for the Collaboration Determa Products or the Kitted Determa Products. In furtherance of such right of reference, upon Oncocyte’s written request to LTC, LTC will send a letter to Oncocyte that authorizes the FDA and corresponding Regulatory Authorities in foreign jurisdictions to access the pre-market notification of the Collaboration LTC Product or other applicable regulatory filings, on behalf of Oncocyte for the purposes of obtaining Regulatory Approval in the Field for any Collaboration Determa Product or Kitted Determa Product. Such letters may be included in Oncocyte’s Regulatory Submissions. If needed, alternate mechanisms will be used by the Parties to achieve appropriate rights of reference or provide information not included in the Regulatory Submission to the required Regulatory Authorities.

6.6 Post-Market Activities.

(a) Collaboration LTC Product. LTC will conduct all pre- and post-market surveillance and other post-market activities with respect to the Collaboration LTC Product in and outside the Territory.

(b) Collaboration Determa Product. Oncocyte will conduct all pre- and post-market surveillance and other post-market activities with respect to the Collaboration Determa Product in and outside the Territory.

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Article 7

PAYMENTS

7.1 [***] Milestone Payment. If LTC enters into an agreement with a therapeutics company pursuant to [***], which diagnostic product has a [***], then, [***], LTC will pay to Oncocyte [***]. [***]. Accordingly, amounts owed by LTC to Oncocyte under this Section 3.3(b) [***] will not exceed [***]. For clarity, if the first such [***] containing a [***], then LTC will pay Oncocyte [***].

7.2 Revenue Share Payments.

(a) Kitted LTC Products In the Territory. On a country-by-country basis in the Territory, beginning on the First Commercial Sale of such Kitted LTC Product in the Field in such country and ending on the expiration of the Term or earlier termination of this Agreement with respect to Collaboration LTC Products and subject to the terms and conditions set forth in Section 14.3(d) [***], LTC will pay to Oncocyte a Revenue Share Payment on Net Sales of Kitted LTC Products in the Territory as follows:

Product	[***]	[***]	[***]
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]	[***]	[***]
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]	[***]	[***]
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]	[***]	[***]

Notwithstanding the foregoing, in no event will the foregoing calculation of Net Sales in any given calendar quarter result in the double counting of any sale of any individual unit of the Kitted LTC Product.

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(b) Kitted LTC Products Outside the Territory. On a country-by-country basis outside the Territory, beginning on the First Commercial Sale of such Kitted LTC Product in the Field in such country and ending on the expiration of the Term or earlier termination of this Agreement with respect to Collaboration LTC Products and subject to the terms and conditions set forth in Section 14.3(d) [***], LTC will pay to Oncocyte a Revenue Share Payment on Net Sales of Kitted LTC Products outside the Territory as follows:

Product	Revenue Share Percentage
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]
Kitted LTC Product comprising [***], that is sold by LTC under a single SKU	[***]

provided that LTC will only pay to Oncocyte a Revenue Share Payment on Kitted LTC Products in the Field and outside the Territory to the extent [***]. Notwithstanding the foregoing, in no event will the foregoing calculation of Net Sales in any given calendar quarter result in the double counting of any sale of any individual unit of the Kitted LTC Product.

(c) Kitted Determa Products Outside the Territory. On a country-by-country basis outside the Territory, beginning on the First Commercial Sale of such Kitted Determa Product in the Field in such country and ending on the expiration of the Term or earlier termination of this Agreement with respect to Collaboration Determa Products and subject to the terms and conditions set forth in Section 14.3(d) [***], LTC will pay to Oncocyte a Revenue Share Payment on Net Sales of Kitted Determa Products outside the Territory as follows:

Product	Revenue Share Percentage
Kitted Determa Product comprising [***], that is sold by LTC under a single SKU	[***]
Kitted Determa Product comprising [***], that is sold by LTC under a single SKU	[***]
Kitted Determa Product comprising [***], that is sold by LTC under a single SKU	[***]

(d) Collaboration Determa Products In the Territory. Beginning on the First Commercial Sale of a Collaboration Determa Product in the Field in the Territory and ending on the expiration of the Term or earlier termination of this Agreement with respect to the Collaboration Determa Product and subject to the terms and conditions set forth in Section 14.3(d) [***], Oncocyte will pay to LTC a Revenue Share Payment equal to [***] of Net Sales of Collaboration Determa Products in the Territory.

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7.3 Third Party Payment Reductions. With respect to Net Sales during the Term, if the selling Party determines, on a country-by-country basis, in good faith, that Third Party intellectual property rights are necessary to develop, manufacture, commercialize or otherwise exploit the Collaboration LTC Product or Collaboration Determa Products (as applicable) in the country of sale, then the selling Party will have the right to obtain a license under such Third Party intellectual property rights in such country and to deduct [***] of the [***]; provided that in no event will the Revenue Share Payments, in aggregate, due to the other Party in any Calendar Year with respect to Net Sales to be reduced pursuant to this Section 7.3 (Third Party Payment Reduction) by more than [***] of the amount that would otherwise have been due under Section 7.2(a) (Kitted LTC Products in the Field in the Territory), Section 0 (Kitted LTC Products Outside the Territory), Section 7.2(c) (Kitted Determa Products Outside the Territory), or Section 7.2(d) (Collaboration Determa Products In the Territory); with respect to Net Sales. [***]

7.4 Revenue Share Statements and Payments.

(a) LTC Net Sales In the Territory. Within [***] days following the end of each calendar quarter, LTC will deliver to Oncocyte a report setting forth, for such calendar quarter, the following information, on a country-by-country basis: (a) Net Sales of the Kitted LTC Product in the Field and in the Territory [***], (b) the applicable percentage of Net Sales payable as part of the Revenue Share Payment, and (c) the Revenue Share Payment due to Oncocyte hereunder for the sale of such Kitted LTC Product in the Field in such country in the Territory. No such reports will be due for the Kitted LTC Product before the First Commercial Sale of the Kitted LTC Product in the Territory. The total Revenue Share Payment due for the sale of all Kitted LTC Products in the Field in the Territory during such calendar quarter will be remitted [***].

(b) LTC Net Sales Outside the Territory. Within [***] days of the end of each calendar quarter, LTC will deliver to Oncocyte a report setting forth, for such calendar quarter, the following information, on a country-by-country basis: (a) Net Sales of the Kitted LTC Product or Kitted Determa Products (as applicable) in the Field and outside the Territory [***], (b) the applicable percentage of Net Sales payable as part of the Revenue Share Payment, and (c) the Revenue Share Payment due to Oncocyte hereunder for the sale of the Kitted LTC Product or Kitted Determa Products (as applicable) in the Field in such country outside the Territory. No such reports will be due for any such Kitted LTC Product or Kitted Determa Products (as applicable) before the First Commercial Sale of the Kitted LTC Product or Kitted Determa Products (as applicable) outside the Territory. The total Revenue Share Payment due for the sale of all Kitted LTC Products or Kitted Determa Products (as applicable) in the Field outside the Territory during such calendar quarter will be remitted [***].

(c) Oncocyte Net Sales in the Territory. Within [***] days of the end of each calendar quarter, Oncocyte will deliver to LTC a report setting forth, for such calendar quarter, the following information, on a country-by-country basis: (a) Net Sales of the Collaboration Determa Product in the Field and in the Territory [***], (b) the applicable percentage of Net Sales payable as part of the Revenue Share Payment, and (c) the Revenue Share Payment due to LTC hereunder for the sale of the Collaboration Determa Product in the Field in such country in the Territory. No such reports will be due for any such Collaboration Determa Product before the First Commercial Sale of the Collaboration Determa Product in the Territory. The total Revenue Share Payment due for the sale of all Collaboration Determa Products in the Field in the Territory during such calendar quarter will be remitted [***].

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7.5 Late Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a) [***], or (b) the highest rate permitted under Applicable Law.

7.6 Disputed Payments. If a Party disputes a payment under Section 7.4 (Revenue Share Statements and Payments) or Section 4.2 (Development Plan Costs), then the Party owing payment will timely pay the undisputed amount of such payment and the JSC will resolve such dispute in accordance with Section 2.3(b) (Actions or Decisions). The disputing Party will provide the JSC with a written notice setting forth in reasonable detail the nature and factual basis for such dispute and the JSC will seek to resolve such dispute within [***] days after the date such written notice is received. Any outstanding amounts due will be payable by the applicable Party within [***] days after the resolution of the dispute.

7.7 Taxes. Each Party will be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. Each Party may deduct and withhold from payments any amounts it is required to deduct and withhold pursuant to Applicable Law, which such amounts will be treated as having been paid hereunder.

7.8 Currency. All amounts payable and calculations under this Agreement will be in United States dollars. As applicable, Net Sales and any deductions will be translated into United States dollars at the average of the exchange rates published by Bloomberg (or if Bloomberg is unavailable, a comparable publication) on each business day of the calendar quarter to which such Revenue Share Payments relate.

7.9 Record Keeping. Each Party will keep and will cause its Affiliates to keep books and accounts of record in connection with the commercialization of the Kitted LTC Product, Kitted Determa Products, and Collaboration Determa Products in sufficient detail to permit accurate determination of all figures necessary for verification of Revenue Share Payments under this Agreement. Each Party and its Affiliates will maintain such records for the longer of (a) at least three years after the end of the calendar year in which they were generated or otherwise relevant and (b) as is required by Applicable Law.

7.10 Audits. Each Party will permit an independent certified public accounting firm of nationally recognized standing selected by the auditing Party and reasonably acceptable to the audited Party, to examine, at the auditing Party’s sole expense and upon reasonable prior notice, the relevant books and records of the audited Party and its Affiliates as may be reasonably necessary to verify the Net Sales amounts reported by the audited Party in accordance with Section 7.4 (Revenue Share Statements and Payments). An examination by the auditing Party under this Section 7.10 (Audits) (a) will be subject to standard confidentiality obligations, (b) will occur not more than once in any [***], (c) will be limited to the audited Party’s and its Affiliate’s pertinent books and records to the extent relevant to the calculation of Net Sales for any calendar year ending not more than three years before the date of the request, (d) will not exceed a period of [***] business days in duration, (e) may not unreasonably disrupt the operations of the audited Party or its Affiliates, and (f) may be reasonably delayed by the audited Party to the extent such examination conflicts with any previously scheduled audit of the audited Party. The accounting firm will be provided access to such books and records at the audited Party’s or its Affiliates’ facility(ies), or remotely, where such books and records are normally kept and such examination will be conducted during the audited Party’s normal business hours. Upon completion of the audit, the accounting firm will provide both LTC and Oncocyte a written report disclosing any discrepancies in (i) the reports submitted by the audited Party or (ii) the Revenue Share Payments or any other amounts paid by the audited Party under this Agreement, and, in each case, the specific details concerning any discrepancies.

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7.11 Underpayments/Overpayments. If such accounting firm concludes that additional amounts were due to the auditing Party, then the audited Party will pay to the auditing Party such additional amounts within [***] days of the date the audited Party receives such accountant’s written report. Further, if the amount of such underpayments exceeds more than [***] of the amounts that were properly payable to the auditing Party, then the audited Party will reimburse the auditing Party for its reasonable out-of-pocket costs in connection with the audit. If such accounting firm concludes that the audited Party made payments to the auditing Party under this Agreement in excess of the amounts due under this Agreement, then the auditing Party will refund such excess amount to the audited Party, within [***] days of the date the auditing Party receives such accountant’s report and all invoices for the audit.

Article 8

SERVICE AND SUPPORT

8.1 Collaboration LTC Product. LTC will be responsible for providing field-based training and customer support for Collaboration LTC Product customers in the Territory consistent with LTC’s standard practices and procedures.

8.2 Collaboration Determa Products.

(a) In the Territory. Oncocyte will be responsible for providing first level field-based training and customer support for Collaboration Determa Product to customers in the Territory. If any customer complaint remains unresolved for [***], then Oncocyte will share the complaint with LTC and LTC will be responsible for providing second level support services to Oncocyte in accordance with LTC’s Instrument Services Terms and Conditions set forth in Schedule 8.2 (LTC Instrument Services Terms and Conditions). If any customer complaint is specific to the NGS Instrument, Oncocyte will share the complaint with LTC within [***].

(b) Outside the Territory. LTC will be responsible for providing all field-based training and customer support for Kitted Determa Products to customers outside the Territory in accordance with the Determa Product Commercialization Plan. Oncocyte will provide “train-the-trainer” training to LTC personnel and contractors as reasonably necessary to enable LTC to provide such field-based training and customer support.

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8.3 Development Activities. In support of the NGS Instruments used by Oncocyte to perform its obligations under the LTC Product Development Plan and its obligations under the Determa Product Development Plan, LTC will supply to Oncocyte [***] service contracts at [***].

Article 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

(a) Background Intellectual Property. Each Party retains all rights, title, and interest in and to such Party’s Background IP. Each Party, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of its own Background IP.

(b) Arising Intellectual Property. Inventorship of Arising IP will be determined in accordance with U.S. patent laws. Ownership, as well as responsibility for prosecution, maintenance, abandonment and enforcement of Arising IP will be as set forth below.

(i) LTC Product Arising IP. All rights, title, and interests in and to all LTC Product Arising IP, irrespective of inventorship, will vest in LTC. Oncocyte hereby assigns and transfers and will assign and transfer to LTC all rights, title, and interests that it may have in or to any LTC Product Arising IP. LTC, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of LTC Product Arising IP.

(ii) Oncocyte Product Arising IP. All rights, title, and interests in and to all Oncocyte Product Arising IP, irrespective of inventorship, will vest in Oncocyte. LTC hereby assigns and transfer to Oncocyte all rights, title, and interests that it may have in or to any Oncocyte Product Arising IP. Oncocyte, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of Oncocyte Product Arising IP.

(iii) Sole Ownership of Other Arising IP. Ownership of any Other Arising IP will be according to inventorship, with the inventor(s) owning the IP and inventorship determined in accordance with U.S. patent law. Subject to Section 9.1(b)(v) (Procedure), each Party, in its sole discretion, is responsible for the filing, prosecution, maintenance, abandonment and enforcement of Other Arising IP invented or developed solely by such Party.

(iv) Joint Other Arising IP. Subject to Section 9.1(b)(v) (Procedure For Patent Claiming Arising IP), the filing Party will provide the other Party with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute, and maintain Joint Other Arising IP, including by providing other Party with a copy of material communications from any patent authority in such country(ies) regarding any such Joint Other Arising IP, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Filing Party will consider other Party’s comments regarding such communications and drafts in good faith. For the avoidance of doubt, in no instance will any Joint Other Arising IP be abandoned without giving the other Party an opportunity to maintain a patent or pursue a patent application. The filing Party will provide to the other Party at least [***] days’ written notice prior to a final patent deadline of its intent to abandon such patent application or issued patent and will allow the other Party to directly pay the costs of preparing, filing, prosecuting, issuing, or maintaining such patent application or issued patent. Should other Party choose to directly pay such costs, filing Party will execute all documents and do all acts necessary to vest ownership of Joint Other Arising IP in the other Party. Subject to the terms and conditions of this Agreement, each Party will have the right to freely exploit and license the Joint Other Arising IP without the consent of or obligation to account to the other Party. To the extent that Applicable Law requires either Party to obtain the consent of the other Party to exploit or license its interest in the Joint Other Arising IP, each Party hereby grants and will grant such consent upon the request of the other Party.

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(v) Procedure for Patent Claiming Arising IP. Prior to either Party filing a patent application claiming Arising IP, each Party will notify the other Party of its intent to file such patent application, provide a draft of such patent application (which may be redacted to protect the Confidential Information of the filing Party), and allow the other Party a reasonable opportunity to comment on such patent application with respect to inventorship and ownership of any patent that would be granted if such patent application were approved. If the other Party notifies the filing Party that it does not agree with the filing Party’s view of inventorship and ownership of any patent that would be granted if such patent application were approved, then the Parties will endeavor in good faith to resolve such disagreement. Notwithstanding the foregoing, [***]; provided that [***].

(vi) Collaboration Data. All Collaboration Data generated in the Development of the Collaboration LTC Product will be solely owned by LTC. All Collaboration Data generated in the Development of the Collaboration Determa Product, including analytical validation data, will be jointly owned by the Parties and will be Joint Other Arising IP hereunder, and will be jointly owned by the Parties, subject to the terms and conditions of this Agreement, and each Party will have the right to freely exploit and license its interest in Collaboration Data as provided in Section 9.1(b)(iv) (Joint Other Arising IP). Each Party hereby assigns to the other Party an undivided one-half interest in and to the Collaboration Data owned by such Party.

(c) Defense of Joint Other Arising IP. Each Party will notify the other if becomes aware of any alleged or threatened assertion that the practice of Joint Other Arising IP infringes or misappropriates the Intellectual Property Rights of a Third Party. The Parties will discuss in good faith the defense of such assertion, including which Party shall have the right to conduct any related proceedings, and whether one or both Parties will bear the related costs and expenses.

(d) Cooperation. Each Party agrees to perform, during or after termination of this Agreement, such further acts as may be necessary or desirable to transfer, perfect, and defend the other Party’s worldwide ownership of their respective Arising IP as reasonably requested by a Party and to provide all assistance reasonably requested by a Party, at the requesting Party’s expense, in the establishment, preservation, and enforcement of a Party’s rights in its respective Arising IP as delineated in this Section 9.1(b) (Arising Intellectual Property), including by: [***].

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9.2 Relevant Third Party IP. During the Term, if either Party becomes aware of: (i) any Intellectual Property Rights that such Party determines may constitute Relevant Third Party IP that would materially affect the transactions contemplated by this Agreement, or (ii) any allegation that any Party infringes the Intellectual Property Rights of a Third Party related to its Activities or transactions under its Agreement; such Party will promptly notify the other Party. Upon any such notice, the Parties will enter into discussions and any necessary protective agreements to determine:

(a) Solely with respect to any Relevant Third Party IP that may be directly infringed by: [***] (“Platform Relevant IP”), whether a license to such Platform Relevant IP must be pursued. If a license to such Platform Relevant IP is to be pursued, [***]; provided [***]; and

(b) With respect to any Relevant Third Party IP other than Platform Relevant IP, [***].

9.3 Trademarks. Each Party will provide to the other Party a license to use its trademarks to the extent necessary to accomplish the commercialization of the Collaboration LTC Product and Collaboration Determa Product in a manner consistent with Section 5.1(d) (Branding). In addition, Oncocyte will provide to LTC a license to use its trademarks related to the Collaboration Determa Product to use in marketing and promotional materials in the Determa Product Territory in connection with marketing and promotion of the NGS Instrument for the sole purpose of indicating that the Collaboration Determa Product runs on the NGS Instrument.

Article 10

CONFIDENTIAL INFORMATION

10.1 Confidentiality Requirement. Each Party will (a) maintain the other Party’s Confidential Information in confidence during the Term and for [***] thereafter, (b) limit dissemination of the other Party’s Confidential Information to those of its employees who require such Confidential Information in order for such Party to perform its obligations and exercise its rights under this Agreement, and (c) use and disclose such Confidential Information only to the extent necessary for such Party to perform its obligations and exercise its rights under this Agreement.

10.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1 (Confidentiality Requirement), Confidential Information may be disclosed by the Receiving Party to the extent such disclosure is required to comply with Applicable Law and a court order; provided that the Receiving Party gives prior notice to the Providing Party regarding such disclosure, and seeks, or cooperates with the Disclosing Party in obtaining, confidential treatment of such disclosure to the maximum extent permitted by Applicable Law. In addition, each Party will have the right to disclose Confidential Information belonging to the other Party in connection with a prospective acquisition, merger, financing, license or sublicense for such Party to potential or actual (a) acquirers or merger candidates, (b) Development or commercialization collaborators or partners for the Kitted LTC Product engaged in accordance with this Agreement, or (c) investors, lenders or financing sources, in each case, including any investment bank, placement agent, accountant or other financial or legal adviser in connection with any such actual or potential transaction; provided that, in each case, (i) such persons are bound by written obligations or other obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the confidentiality and non-use terms of this Agreement and (ii) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed.

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10.3 Terms of this Agreement. The Parties acknowledge that the terms and contents of this Agreement (including any Exhibits attached hereto) will be treated as the Confidential Information of each Party, as appropriate.

10.4 Publicity. Except as otherwise required by Applicable Law, and only after compliance with this Section 10.4 (Publicity), no Party will issue a press release or make any other public disclosure of the existence or terms of this Agreement, without the prior written approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of a Party’s counsel, a public disclosure is required by Applicable Law, or court order, including in a filing with the United States Securities and Exchange Commission, then such Party will provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment, and the other Party will provide their comments as soon as practicable, provided that, with respect to a filing with the United States Securities and Exchange Commission and where such time permits, such comments will be provided no later than [***] prior to the filing deadline. No disclosure permitted by this Section 10.4 (Publicity) is allowed to contain any Confidential Information of the other Party unless otherwise permitted in accordance with this Article 10 (Confidential Information).

10.5 Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark, logo or trade name of either Party without the prior written consent of the owning Party. No Party will make, place or disseminate any advertising, public relations, marketing material or any material of any kind using the name of the other Party or any subsidiary or Affiliate of the other Party or use their trademark, logo or trade name, without the prior written approval of the owning Party.

10.6 Publications. The Parties will have the right to publish or present Collaboration Data or any portion thereof for their publication objectives (a “Publication”) in accordance with this Section 10.6 (Publications). For avoidance of doubt, the publishing Party will have no right to publish the non-publishing Party’s Confidential Information (not including Collaboration Data) without the prior affirmative written consent of the non-publishing Party. The publishing Party will provide the non-publishing Party with an advance copy of any Publication containing Collaboration Data or the non-publishing Party’s Confidential Information at least [***] days prior to such submission for publication or presentation for the non-publishing Party’s review and written consent. The non-publishing Party will have the right to (a) provide comments, which will be considered and reasonably incorporated by the publishing Party, or (b) remove any Confidential Information of the non-publishing Party (not including Collaboration Data). The non-publishing Party may request, and the publishing Party will not unreasonably deny, postponement of the Publication for up to [***] additional days to allow for filing or registration of Intellectual Property Rights protection. For clarity, (i) a non-publishing Party’s failure to redact any of its Confidential Information from a Publication, or silence around the same, and (ii) expiration of the review or postponement periods described herein, is not affirmative written consent by the non-publishing Party under this Section 10.6 (Publications).

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Article 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1 Representations, Warranties and Covenants of LTC. LTC represents and warrants to and covenants with Oncocyte that:

(a) As of the Effective Date, LTC is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

(b) LTC has the legal power and authority to execute, deliver and perform this Agreement.

(c) The execution, delivery and performance of this Agreement by LTC has been duly authorized by all necessary corporate action.

(d) Upon the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of LTC, enforceable against LTC in accordance with its terms.

(e) The execution, delivery and performance of this Agreement will not cause or result in a violation of any Applicable Law.

(f) LTC has enforceable written agreements with all of its employees who receive Confidential Information of Oncocyte or perform activities under this Agreement assigning to LTC ownership of all Intellectual Property Rights created in the course of their employment.

(g) LTC will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the performance of its Activities under the Agreement.

(h) LTC represents that it is not debarred under subsections 306(a) or (b) of the US Federal Food Drug and Cosmetic Act US Generic Drug Enforcement Act of 1992, 21 USC 335a (a) or (b), and that it has not and will not use in any capacity the services of any person debarred under such law to conduct Activities. LTC further represents that none of its Affiliates in the US are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

(i) [***]

(j) If LTC Materials are human specimens, such LTC Materials will be De-identified prior to transfer to Oncocyte (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), and LTC will not provide Oncocyte any Protected Health Information (as such term is defined under HIPAA) or Personal Information as defined under the GDPR, the CCPA, or similarly defined term in Applicable Law, about any human donors of LTC Materials or of the original tissues from which LTC Materials were derived. LTC has legal title, power and authority to provide all LTC Materials provided to Oncocyte under this Agreement, and with respect to human specimens, a legal, valid, and binding informed consent from the patient authorizing such provision of such LTC Materials has been obtained from the patient in accordance with Applicable Law.

(k) LTC has and will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the collection and handling of LTC Materials and the performance of its Activities under the Agreement.

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(l) LTC has legal right and title to LTC Materials and any uses of LTC Materials described in this Agreement (including the Development Plans) are within the scope of and consistent with the informed consents applicable to such LTC Materials or otherwise permissible under Applicable Law.

(m) To the extent that the LTC Materials include human specimens, LTC represents and warrants to Oncocyte that either it: (i) has obtained all informed consents and Institutional Review Board or Ethics Committee approvals required by Applicable Law with respect to such Materials, (ii) is not required under Applicable Law to obtain such informed consents, (iii) it has received a waiver for consent from an Institutional Review Board or Ethics Committee, or (iv) the use of the LTC Materials by Oncocyte in connection with this Agreement is within the scope of and consistent with the informed consents applicable to the LTC Materials.

11.2 Representations, Warranties, and Covenants of Oncocyte. Oncocyte represents and warrants to and covenants with LTC that:

(a) As of the Effective Date, Oncocyte is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is registered.

(b) Oncocyte has the legal power and authority to execute, deliver, and perform this Agreement.

(c) The execution, delivery and performance by Oncocyte of this Agreement has been duly authorized by all necessary corporate action.

(d) Upon the execution and delivery of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Oncocyte, enforceable against Oncocyte in accordance with its terms.

(e) The execution, delivery and performance of this Agreement will not cause or result in a violation of any Applicable Law.

(f) Oncocyte has enforceable written agreements with all of its employees who receive Confidential Information of LTC or perform Activities under this Agreement assigning to Oncocyte ownership of all Intellectual Property Rights created in the course of their employment.

(g) If Oncocyte Materials are human specimens, such Oncocyte Materials will be De-identified prior to transfer to LTC (or its Affiliates or subcontractors under Section 4.4 (Performance by Affiliates and Subcontractors)), and Oncocyte will not provide LTC any Protected Health Information (as such term is defined under HIPAA) or Personal Information as defined under the GDPR, the CCPA, or similarly defined term in Applicable Law, about any human donors of Materials or of the original tissues from which Oncocyte Materials were derived. Oncocyte has legal title, power and authority to provide all Materials provided to LTC under this Agreement, and with respect to human specimens, a legal, valid, and binding informed consent from the patient authorizing such provision of such Oncocyte Materials has been obtained from the patient in accordance with Applicable Law.

(h) Any Oncocyte-provided software that runs on an NGS Instrument or interacts with NGS Software will not contain any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other software that would interfere with the normal operation of any NGS Software or NGS Instrument, would allow circumvention of security controls for the same, or that is intended to cause damage to any NGS Instrument, NGS Software or data.

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(i) [***]

(j) Oncocyte has and will comply with all Applicable Laws and obtain all required governmental permits, licenses, and authorizations in the collection and handling of Oncocyte Materials and the performance of its Activities under the Agreement.

(k) Oncocyte has legal right and title to Oncocyte Materials and any uses of Oncocyte Materials described in this Agreement (including the Development Plans) are within the scope of and consistent with the informed consents applicable to such Oncocyte Materials or otherwise permissible under Applicable Law.

(l) To the extent that the Oncocyte Materials include human specimens, Oncocyte represents and warrants to LTC that either it: (i) has obtained all informed consents and Institutional Review Board or Ethics Committee approvals required by Applicable Law with respect to such Oncocyte Materials, (ii) is not required under Applicable Law to obtain such informed consents, (iii) it has received a waiver for consent from an Institutional Review Board or Ethics Committee, or (iv) the use of the Oncocyte Materials by LTC in connection with this Agreement is within the scope of and consistent with the informed consents applicable to the Materials.

(m) Oncocyte represents that it is not debarred under subsections 306(a) or (b) of the US Federal Food Drug and Cosmetic Act US Generic Drug Enforcement Act of 1992, 21 USC 335a (a) or (b), and that it has not and will not use in any capacity the services of any person debarred under such law to conduct Activities. Oncocyte further represents that none of its Affiliates in the US are excluded from any federal health care program, including but not limited to Medicare and Medicaid.

Article 12

INDEMNIFICATION

12.1 Indemnification by LTC. LTC agrees to indemnify, defend, and hold harmless Oncocyte Indemnified Parties against all Losses to the extent resulting from Claims brought by a Third Party and arising from: (a) any gross negligence, recklessness or willful misconduct of the LTC Indemnified Parties in connection with this Agreement, (b) any breach by LTC of this Agreement (c) any violation of Applicable Law by LTC Indemnified Parties in connection with the performance of LTC’s obligations or Activities under this Agreement, (d) the LTC’s and its Affiliates’ development, commercialization, manufacture, or sale of NGS Products, including the Kitted LTC Product, (e) LTC’s and its Affiliates’ commercialization of the Collaboration Determa Product outside the Determa Product Territory; (e) LTC’s performance of its activities under the Development Plans or Commercialization Plans, or (f) any failure of any NGS Product to conform to its standard LTC specification. In all cases in (a) through (f) above, such indemnity will be reduced up to the amount and to the extent that Oncocyte is required to indemnify any of the LTC Indemnified Parties for the relevant Losses or Claims under Section 12.2 (Indemnification by Oncocyte).

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12.2 Indemnification by Oncocyte. Oncocyte agrees to indemnify, defend, and hold harmless LTC Indemnified Parties against all Losses to the extent resulting from Claims brought by a Third Party and arising from: (a) any gross negligence, recklessness, or willful misconduct of Oncocyte Indemnified Parties in connection with this Agreement, (b) any breach by Oncocyte of this Agreement, or (c) any violation of Applicable Law by Oncocyte Indemnified Parties in connection with the performance of Oncocyte’s obligations or Activities under this Agreement, (d) Oncocyte’s performance of its activities under the Development Plans or Commercialization Plans, or (e) Oncocyte’s and its Affiliates’ development, manufacture, performance, or sale of any Oncocyte product, service or software that includes or is performed using any NGS Product, including the Determa Assay or any Collaboration Determa Product, (except to the extent arising from (i) any defect in or failure of such NGS Product to conform to its standard warranty, or (ii) the commercialization of the Collaboration Determa Product by LTC outside the Determa Product Territory). In all cases in (a) through (e) above, such indemnity will be reduced up to the amount and to the extent that LTC is required to indemnify any of the Oncocyte Indemnified Parties for the relevant Losses or Claims under Section 12.1 (Indemnification by LTC).

12.3 Notice. Should any claim arise which could reasonably be expected to lead to a claim for indemnification, the Indemnified Party will promptly notify, in writing, the Indemnifying Party of the claim and the facts constituting the basis for such claim and will promptly provide the Indemnifying Party with such documents and information that are reasonably requested. An Indemnifying Party will have no obligation or liability under this Article 12 as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. Further, the Indemnified Party will take such lawful action as the Indemnifying Party may reasonably request to mitigate Losses, subject to the indemnification obligations set forth in Article 12 (Indemnification).

12.4 Defense; Mitigation. The Indemnifying Party will assume exclusive control of the defense of any claim for which the Indemnified Party may be liable under Article 12 (Indemnification) at its sole cost and expense. The Indemnified Party will provide cooperation and assistance in the defense of such claim in the event the Indemnifying Party assumes the defense as set forth above. The Indemnifying Party will not settle or compromise any such claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no consent is required to be obtained if: (a) the Indemnified Party is fully released of all liability without admission of liability or wrongdoing, and (b) the settlement is limited to a financial payment by the Indemnifying Party, and (c) the settlement does not otherwise adversely impact the Indemnified Party. Further, the Oncocyte Indemnified Parties and the LTC Indemnified Parties, as the case may be, will take such measures as are commercially reasonable to minimize risks and mitigate Losses related to any Claims under this Article 12 (Indemnification).

Article 13

LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES

13.1 Limitation of Liability. EXCEPT WITH RESPECT TO (A) THE GROSS NEGLIGENCE, RECKLESSNESS OR WILLFUL MISCONDUCT OF A PARTY, (B) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10 (CONFIDENTIAL INFORMATION) BY A PARTY, OR (C) AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO EACH PARTY’S RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF BUSINESS OR GOOD WILL, LOSS OF REVENUE OR LOST PROFITS.

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13.2 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS, KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND (B) EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

Article 14

TERM AND TERMINATION

14.1 Term. This Agreement commences on the Effective Date and will remain in effect until December 31, 2035, unless terminated earlier as provided herein (“Term”); provided [***]. The Parties may extend the Term by mutual written agreement.

14.2 Termination Rights.

(a) For Cause. Either Party may terminate this Agreement by providing written notice of termination to the other Party in the event that the other Party materially breaches this Agreement and fails to cure such breach within [***] days of receiving a written notice of default from the non-breaching Party; provided, however, that if the default cannot, by its nature, be cured within such [***] day period, then the breaching Party may propose a plan to cure such breach in a longer period of time, such period not to exceed [***], and the Parties will discuss such plan [***]. If the Parties cannot agree on such proposed plan to cure the applicable breach in a period longer than [***] days (but less than [***]), then the non-breaching Party may terminate this Agreement upon the expiration of such [***] day period by providing written notice of termination to the other Party. Notwithstanding the foregoing, if the material breach relates only to Collaboration LTC Products, then the non-breaching Party may only terminate this Agreement with respect to Collaboration LTC Products, and if the material breach relates only to Collaboration Determa Products, then the non-breaching Party may only terminate this Agreement with respect to Collaboration Determa Products. Notwithstanding the foregoing, if the allegedly breaching Party disputes whether it has materially breached this Agreement or whether it has failed to cure such breach within such [***] day cure period and commences an action to dispute such allegation in accordance with Section 15.3 (Governing Law; Jurisdiction), then the cure period to cure such breach will be tolled and the Agreement will remain in effect pending the outcome of such litigation.

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(b) For Specific Events by LTC With Respect to a Collaboration LTC Product. LTC may terminate this Agreement with respect to the Collaboration LTC Product or, at LTC’s option, in its entirety, by providing written notice to Oncocyte if any of the following occurs, which termination will become effective [***] days following the date of such notice:

(i) Failure to Achieve LTC Product Development Milestone. Oncocyte fails to achieve a LTC Product Development Milestone under the then-current LTC Product Development Plan; and

(ii) [***]

(c) For Specific Events by Oncocyte With Respect to a Collaboration LTC Product. Oncocyte may terminate this Agreement with respect to Collaboration LTC Products by providing written notice of termination to LTC if LTC fails to achieve an LTC Product Development Milestone under the then-current LTC Product Development Plan, which termination will become effective [***] days following the date of such notice.

(d) With Respect to a Collaboration Determa Product.

(i) [***] Either Party may terminate this Agreement with respect to the Collaboration Determa Product by providing written notice of termination to the other Party if [***].

(ii) By LTC for Convenience Outside the Territory. LTC may terminate its license from Oncocyte to commercialize the Kitted Determa Product outside the Determa Product Territory and all of its obligations with respect to the commercialization of the Kitted Determa Product outside the Determa Product Territory (including its obligations under 5.3 (Commercialization of Products) with respect to Kitted Determa Products) by providing written notice of termination to Oncocyte, which termination will become effective [***] days following the date of such notice.

(e) Insolvency. Either Party may terminate this Agreement if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within [***] days after filing. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such code. The Parties agree that any licensee Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

14.3 Effects of Expiration or Termination.

(a) Generally. If this Agreement is terminated with respect to the Collaboration LTC Product or the Collaboration Determa Product or if it expires, then except as expressly provided in this Agreement (including in this Section 14.3 (Effects of Expiration or Termination) and Section 14.4 (Survival), all rights and obligations of the Parties with respect to the terminated product will terminate, or with respect to expiration, both products.

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(b) Expiration.

(i) Collaboration LTC Product. Upon expiration of the Term, the license grants to LTC in Section 3.2(a) (Oncocyte License Grants to LTC) will become fully paid-up, perpetual and irrevocable with respect to the Collaboration LTC Product, and the license grants to Oncocyte in Section 3.1(a) (LTC License Grants to Oncocyte) will terminate and expire with respect to the Collaboration LTC Product and Kitted LTC Product.

(ii) Collaboration Determa Product. Upon expiration of the Term, the license grants to Oncocyte in Section 3.1(a) (LTC License Grants to Oncocyte) will become fully paid-up, perpetual, and irrevocable with respect to the Collaboration Determa Product and the license grants to LTC in Section 3.2(a) (Oncocyte License Grants to LTC) will terminate with respect to the Collaboration Determa Product.

(iii) Negotiation. At the request of either Party, reasonably in advance of the expiration of the Term, the Parties will negotiate [***].

(iv) Preferred Diagnostic Partner. For clarity, and without limitation, upon expiration or termination of the Term, LTC will not longer be obligated to recommend Oncocyte as LTC’s preferred contract research organization as required by Section 3.3(b) (Preferred Diagnostic Partner).

(c) Termination Other Than For [***].

(i) If either Party terminates this Agreement with respect to the Collaboration Determa Product for any reason, then the licenses granted in (A) Section 3.1(a) (LTC License Grants to Oncocyte) and (B) Section 3.2(a) (Oncocyte License Grants to LTC), in each case (A) and (B) with respect to the Collaboration Determa Product, will terminate.

(ii) If this Agreement is terminated by Oncocyte with respect to the Collaboration LTC Product pursuant to Section 14.2(c) (For Specific Events by Oncocyte With Respect to a Collaboration LTC Product) then (A) the licenses granted to Oncocyte in Section 3.1(a) (LTC License Grant to Oncocyte) with respect to the Collaboration Determa Products will become non-exclusive, worldwide, perpetual, irrevocable, and royalty-free, (B) the licenses granted in Section 3.1(a) (LTC License Grants to Oncocyte) and Section 3.2(a) (Oncocyte License Grants to LTC) with respect to the Collaboration LTC Product will terminate and (C) [***]; provided that [***].

(iii) If this Agreement is terminated by LTC with respect to the Collaboration LTC Product pursuant to Section 14.2(a) (For Cause) or Section 14.2(b)(i) (Failure to Achieve the LTC Product Development Milestone) then (A) the licenses granted to LTC in Section 3.2(a) (Oncocyte License Grants to LTC) with respect to the Collaboration LTC Products and Kitted LTC Product will become non-exclusive, worldwide, perpetual, irrevocable, and royalty-free, (B) the licenses granted in Section 3.1(a) (LTC License Grants to Oncocyte) and Section 3.2(a) (Oncocyte License Grants to LTC) with respect to the Collaboration Determa Product will terminate; provided that if such termination occurs prior to Regulatory Approval of the Collaboration LTC Product in the United States and the European Union, then Oncocyte (A) will (and hereby does) grant to LTC a non-exclusive license under all relevant Intellectual Property Rights Controlled by it to perform Oncocyte’s Development obligations with respect to the Collaboration LTC Product under the then-current LTC Product Development Plan in the United States and European Union, as applicable (and will transfer to LTC all data and information reasonably necessary to perform such activities) and (B) [***]; provided that [***].

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(iv) If this Agreement is terminated by Oncocyte with respect to the Collaboration LTC Product pursuant to Section 14.2(a) (For Cause), then the rights granted under in Section 3.1(a) (LTC License Grants to Oncocyte) and Section 3.2(a) (Oncocyte License Grants to LTC) will terminate.

(v) Upon termination of this Agreement with respect to the Collaboration LTC Product for any reason other than by Oncocyte pursuant to Section 14.2(a) (For Cause), Oncocyte will transfer to LTC all IVD data with respect to the Collaboration LTC Product and rights therein in its Control as of the effective date of the termination.

(d) [***]

(e) Confidential Information. Subject to Section 14.3(c) (Termination), upon termination (but not expiration) of this Agreement, each Receiving Party will dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of any Confidential Information of the Disclosing Party hereunder, except that such Receiving Party may retain one copy thereof for legal archival purposes.

(f) Materials. Upon termination (but not expiration) of this Agreement, each receiving Party will, as directed by the providing Party, either (i) return to the providing Party any unused or reusable Materials provided to the receiving Party by the providing Party hereunder or (ii) destroy or otherwise dispose in a manner to render inaccessible all such Materials.

14.4 Survival. Termination of this Agreement by either Party for any reason does not affect the rights and obligations (including payment obligations) of the Parties accrued prior to the effective date of the termination of this Agreement. All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire, including Sections 3.6 (No Implied Licenses), 9.1 (Ownership of Intellectual Property), Section 10.1 (Confidentiality Requirement), Section 10.2 (Authorized Disclosure), 14.3 (Effect of Termination), 14.4 (Survival), Article 1 (Definitions), Article 7 (Payments) (to the extent related to payment obligation accruing prior to the effective date of termination) Article 12 (Indemnification), Article 13 (Limitation of Liability and Disclaimer of Warranties), and Article 15 (General Provisions). In addition, the provisions of Article 7 (Payments) will survive during any Transition Period and following termination other than Section 14.2(a) (For Cause by LTC)

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Article 15

GENERAL PROVISIONS

15.1 Notice. Notices provided for herein must be in writing and delivered by hand or overnight courier service, or mailed (certified or registered) as follows:

If to Oncocyte: [***]

[***]

Attn: [***]

Email: [***]

with a copy to:

[***]

[***]

[***]

Attn: [***]

Email: [***]

If to LTC:

[***]

[***]

[***]

Attn: [***]

with a copy to: [***]

All notices and other communications given to any Party in accordance with the provisions of this Agreement are deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or on the date of [***] business days after dispatch by certified or registered mail return receipt requested (postage prepaid) if mailed, in each case delivered, sent or mailed (properly addressed) to such Party to its address as set forth in this Section 15.1 (Notice), or to such other address that such Party may have notified to the other Party from time to time.

15.2 Compliance with Law. Oncocyte, and its respective Affiliates, and LTC and the LTC Subsidiaries, will comply with Applicable Law applicable to the performance of their activities in connection with this Agreement.

15.3 Governing Law; Jurisdiction. This Agreement is governed by, construed and enforced in accordance with the laws of the State of New York, other than its conflict of laws principles directing the application of any other law; provided that those matters pertaining to the validity or enforceability of patent rights will be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist. Subject to Section 15.4 (Arbitration), any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the state or federal courts of the United States of America located in the Southern District of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

15.4 [***]

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15.5 Relationship. This Agreement does not establish any Party as the legal representative or agent of the other, nor does any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, any other Party. This Agreement does not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

15.6 Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for Losses on account of failure of performance by the defaulting Party, if the failure is occasioned by government or court action (e.g. injunction), war, terrorism, public health emergency, pandemic, epidemic, fire, explosion, flood, strike, lockout, embargo, widespread market shortage of materials or utilities or an act of God; provided that the Party claiming force majeure has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure. Such excuse will continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party will promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use Commercially Reasonable Efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder.

15.7 Interpretation. The headings used herein are included for convenience only and are not to be used in construing or interpreting this Agreement. The singular includes the plural and the plural includes the singular. The word “or” is used in the disjunctive sense, commonly associated with “and/or.” The term “including,” “include,” or “includes” means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (i) any definition of or reference to any agreement, document or law will be construed as referring to such agreement, document or law as from time to time amended, supplemented or otherwise modified, (ii) the words “herein,” “hereof” and “hereunder” and words of similar import will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references to Sections or Exhibits will be construed to refer to Sections or Exhibits to this Agreement, (iv) the word “days” means calendar days unless otherwise specified, (v) the words “copy” and “copies” and words of similar import include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply, (vi) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (vii) all references to dollars will be to US dollars; and (viii) “person” and “party” will be interpreted broadly to include any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government authority or other entity.

15.8 Assignment; Transfer Event; Change of Control.

(a) Assignment. No Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that: (a) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity that acquires substantially all of the assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise, and (b) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of each respective Party to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 15.8 (Assignment; Transfer Event) is null and void.

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(b) Transfer Event. Upon either (a) assignment of this Agreement to a Third Party by Oncocyte pursuant to Section 15.8(a) (Assignment) or (b) any other Change of Control of Oncocyte (such event, a “Transfer Event”) that, in either case, ((a) or (b)), occurs after the earlier of (x) [***] following the Effective Date or (y) the date of submission for Regulatory Approval in the Field in the Territory of the Collaboration LTC Product (such date, the “Transfer Event Date”), Oncocyte shall pay LTC a one-time amount in U.S. Dollars equal to the lesser of (i) [***] of the value of the total consideration actually received by Oncocyte or its shareholders in consideration for such Transfer Event (with publicly traded equity securities received in consideration being valued at their market price on the day of the closing of the Transfer Event, and other securities valued by a nationally recognized financial valuation firm agreed by the Parties), or (ii) [***] (the “Transfer Event Fee”). For the avoidance of doubt, no Transfer Event Fee shall be payable prior to the Transfer Event Date. In the case of a Transfer Event, at LTC’s request, Oncocyte and the acquiring Third Party will implement firewalls and other protective measures to protect LTC’s confidential and proprietary information pertaining to OCA Plus, the Collaboration LTC Product, and NGS Products, as applicable, and Activities. In addition, if such Transfer Event occurs before Regulatory Approval is obtained for the Collaboration LTC Product in the Field in the Territory, then the Parties will enter into an escrow agreement with a Third Party escrow agent mutually agreed by the Parties within [***] days following the effective date of such Change of Control (the “Escrow Agreement”) pursuant to which Oncocyte will deposit (i) [***] if Transfer Event occurs within [***] of Effective Date of the Agreement, or (ii) [***] if the Transfer Event occurs after [***] of the Effective Date Oncocyte will have the right to withdraw funds from the escrow account solely to fund the remaining Activities under the LTC Product Development Plan and may not be used by Oncocyte for any other purpose. The unused balance of the funds in escrow (if any) will be released to Oncocyte upon LTC receiving Regulatory Approval for the Collaboration LTC Product in the Field in the Territory; provided that release of such funds will not diminish Oncocyte’s obligations to complete all remaining Activities under the LTC Product Development Plan. In addition, if this Agreement is terminated by LTC with respect to the Collaboration LTC Product pursuant to Section 14.2(a) (For Cause) or Section 14.2(b)(i) (Failure to Achieve the LTC Product Development Milestone), then the unused balance of the funds in escrow (if any) may be released to Oncocyte solely for use by Oncocyte to fund its reimbursement obligation pursuant to Section 14.3(c)(iii) (Termination Other Than For [***]) and for no other purpose.

15.9 Right of First Negotiation. During the first [***] after the Effective Date, Oncocyte will provide LTC with at least [***] prior notice (the “RFN Notice”) prior to each instance of (i) Oncocyte entering into a letter of intent or other similar confidential written understanding (not including a confidentiality/non-disclosure agreement that does not discuss terms other than confidentiality) with any Third Party regarding a transaction that may result in a Change of Control, (ii) Oncocyte’s decision to engage in or initiate a Change of Control process involving one or more Third Parties or a SPAC, (iii) Oncocyte seeking to retain an investment advisor for the purpose of initiating a Change of Control process, or an Initial Public Offering. During the [***]-day period following the date of an RFN Notice, (the “RFN Period”), Oncocyte will refrain from granting exclusive negotiating rights to any Third Party regarding a potential transaction that could result in a Change of Control. Further, during such RFN Period, LTC and Oncocyte will engage in good faith discussions regarding a potential sale of Oncocyte to LTC or other business arrangement, which will be reasonably considered by Oncocyte’s board of directors as may be appropriate. For the avoidance of doubt, at all times Oncocyte may consult with its officers, directors, shareholders, employees, agents, accountants, legal counsel and investment advisor and other representatives. Following the expiration of such RFN Period, Oncocyte will be under no further obligation to LTC with respect to the Third Party(ies) and transaction that was the subject of the applicable RFN Notice, including with respect to any transaction with a Third Party resulting from a Change of Control process pursuant to either (ii) or (iii) above, regardless of whether the Third Party was known as of the time of the RFN Notice. For clarity, to the extent Oncocyte is engaged in a Change of Control process, whether using an investment advisor or not, following the expiration of the RFN Period applicable to the applicable RFN Notice, Oncocyte is under no obligation to provide further RFN Notices relating to such Change of Control process and transactions that may arise out of such Change of Control process.

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15.10 Entire Agreement. This Agreement (including all Exhibits hereof) constitutes the entire agreement between the Parties with respect to the matters set forth herein, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect thereto.

15.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the underlying transaction, taken as a whole, is not affected in any manner materially adverse to either Party. Upon such determination that: (a) any term or other provision is invalid, illegal or incapable of being enforced, and (b) the economic or legal substance of the underlying transaction, taken as a whole, is affected in a manner materially adverse to either Party, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Applicable Law in order that the underlying transaction be completed as originally contemplated to the fullest extent possible.

15.12 Waivers; Amendment. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance will continue in full force and effect. No item or provision of this Agreement may be altered or amended except by a writing signed by both Parties.

15.13 No Construction Against Drafter. The Parties acknowledge and agree that each Party has participated in the drafting and negotiation of this contract and have had a free and equal opportunity to do so, that each Party has been represented by counsel or had an opportunity to be represented by counsel, and that the provisions of this Agreement will not be construed against any Party as the drafter.

15.14 Expenses. Except as expressly provided herein or in any Development Plan, all fees, costs and expenses incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will be the responsibility of the Party incurring such fees, costs and expenses.

15.15 Counterparts. This Agreement and any amendments may be executed (including via facsimile or other reliable electronic means of transmitting signed copies such as emailed scanned signed copies) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have executed this Collaboration Agreement and have caused it to be effective as of the Effective Date set forth above.

Oncocyte Corporation	Life Technologies Corporation

By:	By:

Name:	Name:

Title:	Title:

Schedules Omitted from Collaboration Agreement

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Oncocyte agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

LIST OF OMITTED SCHEDULES

Schedule 3.3(b)(i) CRO Site Key Performance Indicators Assessment

Schedule 3.3(b)(ii) CRO Site Key Performance Indicators Assessment

Schedule 4.1 LTC Product Development Plan

Schedule 4.4 Approved Subcontractors

Schedule 4.7 AmpliSeq Terms and Conditions

Schedule 5.1(c) Intended Use

Schedule 5.3(a) Kitted LTC Product Commercialization Responsibilities

Schedule 8.2 LTC Instrument Services Terms and Conditions

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Schedule 1.13

[***]

Schedule 1.24

[***]

Schedule 5.2(a)(i): Genexus Price List

[***]

Schedule 5.2(a)(ii): Initial Purchase Order Quote

[***]

Schedule 5.2(a)(iii): Second Purchase Order Quote

[***]